Filed pursuant to Rule 424(b)(4)
Registration Number: 333-146368

PROSPECTUS

$200,000,000

ATLAS ACQUISITION HOLDINGS CORP.

20,000,000 Units

Atlas Acquisition Holdings Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, or other similar business combination with an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry or geography. We do not have any specific business combination under consideration and we have not contacted, nor has anyone on our behalf contacted, any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our securities. Each unit that we are offering has a price of $10.00 and consists of one share of our common stock and one warrant. Each warrant entitles the holder to purchase one share of our common stock at a price of $7.00. Each warrant will become exercisable on the later of our completion of a business combination and January 23, 2009, and will expire on January 23, 2012, or earlier upon redemption.

We have granted Lazard Capital Markets LLC and Morgan Stanley & Co. Incorporated, the representatives of the underwriters, a 45-day option to purchase up to 3,000,000 units (over and above the 20,000,000 units referred to above) solely to cover over-allotments, if any. The over-allotment option will be used only to cover a net syndicate short position resulting from the initial distribution.

James N. Hauslein, our chairman of the board and chief executive officer, Gaurav V. Burman, our president and a director, Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Promethean plc have committed to purchase from us, using their own funds personally or through wholly owned entities, an aggregate of 5,800,000 warrants at $1.00 per warrant (for a total purchase price of $5,800,000). These purchases will take place on a private placement basis simultaneously with the consummation of this offering. All of the proceeds we receive from the purchases will be placed in the trust account described below. These “insider warrants” to be purchased by these purchasers will be identical to the warrants underlying the units being offered by this prospectus except that the insider warrants (i) may be exercised whether or not a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current, and (ii) will not be redeemable by us so long as they are still held by the purchasers. The purchasers of the insider warrants have agreed that the insider warrants will not be sold or transferred by them, except in certain cases, until 90 days after the consummation of a business combination.

There is presently no public market for our units, common stock, or warrants. Our units have been approved for listing on the American Stock Exchange under the symbol AXG.U. Once the securities comprising the units begin separate trading, the common stock and warrants will be listed on the American Stock Exchange under the symbols AXG and AXG.WS, respectively. We cannot assure you that our securities will be listed or will continue to be listed on the American Stock Exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting
	Public	discounts and	Proceeds, before
	offering price	commissions(1)	expenses, to us

Per unit	$10.00	$0.70	$9.30
Total	$200,000,000	$14,000,000	$186,000,000

(1)	Of the underwriting discount and commissions, $8,955,000, or approximately $0.45 per unit, is being deferred by the underwriters and will not be payable by us to the underwriters unless and until we consummate a business combination.

$194,200,000 of the net proceeds of this offering (including the $8,955,000, or approximately $0.45 per unit, of underwriting discounts and commissions payable to the underwriters in this offering that is being deferred by them until we consummate a business combination), plus the additional aggregate $5,800,000 we will receive from the purchase of the insider warrants simultaneously with the consummation of this offering, for an aggregate of $200,000,000 (or $10.00 per unit sold to the public in this offering), will be deposited into a trust account at Bank of America, maintained by American Stock Transfer & Trust Company acting as trustee. These funds will not be released to us until the earlier of the completion of a business combination and our liquidation (which may not occur until January 23, 2010.

The units are being offered for sale on a firm commitment basis. The underwriters expect to deliver the units to investors in the offering on or about January 30, 2008.

Lazard Capital Markets	Morgan Stanley

January 24, 2008

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus:

•	references to “we,” “us,” or “our company” refer to Atlas Acquisition Holdings Corp.;

•	“initial stockholders” or “existing stockholders” refers to all of our stockholders prior to this offering, including all of our officers and directors;

•	“initial shares” refers to the 5,750,000 shares of common stock that our initial stockholders originally purchased from us for $23,000 in September 2007;

•	“insider warrants” refers to the 5,800,000 warrants we are selling privately to James N. Hauslein, Gaurav V. Burman, Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Promethean plc simultaneously with the consummation of this offering;

•	the term “public stockholders” means the holders of the shares of common stock which are being sold as part of the units in this public offering (whether they are purchased in the public offering or in the aftermarket), including any of our existing stockholders to the extent that they purchase such shares (although we have been informed that our existing stockholders do not presently intend to make such purchases); and

•	the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

We are a blank check company organized under the laws of the state of Delaware on September 6, 2007. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business. To date, our efforts have been limited to organizational activities as well as activities related to this offering.

We intend to take advantage of the unique strengths of our management and advisory team in evaluating prospective target businesses. James N. Hauslein, our chairman and chief executive officer, has over 20 years of private equity investing and public company operating experience. Mr. Hauslein led the growth of Sunglass Hut International (formerly NASDAQ: RAYS) from 1987 to 2001 from a small, family-owned specialty retailer into a complex, vertically integrated, international consumer products business conducting transactions in multiple currencies, products, languages, and geographies. Prior to his tenure at Sunglass Hut International, Mr. Hauslein was a partner at private equity firm Kidd, Kamm & Company, where he was responsible for identifying, consummating, and overseeing a number of middle market acquisitions. Mr. Hauslein and his partners at Kidd, Kamm, along with Desai Capital, bought a controlling interest in Sunglass Hut in June 1987 for a total transaction value of approximately $36 million. In 1991, Mr. Hauslein led the buyout of Sunglass Hut from his partners at Kidd, Kamm and the company’s founders for an enterprise value of approximately $78 million. Mr. Hauslein served as chairman of Sunglass Hut from 1991 to 2001 and served as chief executive officer from May 1997 to January 1998 and January 2001 to April 2001. During Mr. Hauslein’s involvement with Sunglass Hut International, the company increased its revenue through organic growth and acquisitions from $37 million in 1987 to approximately $680 million in fiscal 2000 prior to the sale to Luxottica Group SpA (Milan and NYSE: LUX). He led Sunglass Hut through its IPO in June 1993 and several public follow-on offerings from 1993 to 1995. Mr. Hauslein also presided over numerous add-on acquisitions in the United States and Australia as well as organic growth in North America, the Caribbean, and Europe and a joint venture in Singapore. In April 2001, Mr. Hauslein led the sale of Sunglass Hut to Luxottica Group for an enterprise value of approximately $681 million. At the time of Luxottica Group’s acquisition, Sunglass Hut International operated approximately 2,000 company-owned Sunglass Hut International, Watch Station, Watch World, and combination stores in the United States, Canada, the Caribbean, Europe, Asia, Australia, and New Zealand. In connection with the April 2001 sale of Sunglass Hut International, Mr. Hauslein entered into a noncompetition agreement that lasted until April 2006. During that time, Mr. Hauslein identified and invested in several private companies. Mr. Hauslein is also an independent director of GLG Partners (NYSE:

GLG) and was previously an independent director of Freedom Acquisition Holdings (formerly AMEX: FRH), a $528 million general purpose blank check company that recently completed a business combination with GLG Partners in a transaction valued at approximately $3.4 billion. Mr. Hauslein is also an independent director of Liberty Acquisition Holdings (AMEX: LIA), a general purpose blank check company that raised approximately $1 billion in its December 2007 initial public offering.

Gaurav V. Burman, our president and secretary and a member of our board of directors, is a founding partner of Promethean Investments, which is headquartered in London and is the investment manager to funds with an aggregate of approximately $225 million under management through one private fund and two publicly listed funds, Promethean plc (AIM: PTH) and Promethean India plc (AIM: PTHI). Promethean Investments’ founding partners, including Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Mr. Burman, have, in the aggregate, over 55 years of investing experience, a network of advisory relationships, and access to corporate board rooms and senior management teams. Promethean Investments has a strong track record of identifying small and mid-cap businesses with temporary challenges or structural problems and helping management effect change to create value. Since its formation in 2005, Promethean Investments has made seven acquisitions of, or significant investments in, private companies across a wide variety of sectors and has also made a number of equity investments in public companies. We expect that Promethean’s founding partners will help us identify target companies and assist us with the due diligence of the target company. Other than Mr. Burman, none of these individuals is required to commit any specified amount of time to our affairs. Promethean Investments has agreed to make investment professionals located in its offices in London, New Delhi, and Mumbai available, at no cost to us, to help source and evaluate an acquisition for us. In addition, Promethean has agreed that it will provide us a right of first refusal with respect to any potential investment opportunity except (i) any investment in an entity incorporated or formed in the United Kingdom which does not exceed $100 million of equity by Promethean or (ii) any investment in an entity incorporated or formed in India which does not exceed $50 million of equity by Promethean India.

Gaurav V. Burman, along with his brother Mohit Burman, one of our special advisors, has experience in negotiating and establishing joint ventures with major foreign companies seeking to access the markets in India. As a director in the business development group at Dabur India Ltd. (Mumbai: DABUR), a $2 billion market cap consumer goods company controlled by the Burman family, Mr. Burman helped to arrange joint ventures with Osem, Agrilomen, and Bongrain to distribute their brands in India through Dabur. In addition, Mr. Burman assisted Dabur Investments Corporation, the Burman family’s investment vehicle, to establish joint ventures with prominent global financial services companies, such as Fidelity International, Aviva plc, and ABN AMRO, to enable them to access the Indian market. We believe that this experience and the Burman family’s network of contacts in India can be instrumental in helping a prospective target company develop its presence in India.

Our efforts in identifying a prospective target business will not be limited to a particular industry or geography, but our efforts will focus on companies that offer significant opportunities for growth. We do not have any specific business combinations under consideration. Our officers and directors have neither individually identified or considered a target business nor have they had any discussions regarding possible target businesses amongst themselves or with our underwriters or other advisors. We have not contacted, nor has anyone on our behalf contacted, any prospective target businesses or had any discussions, formal or otherwise, with respect to a business combination transaction. We have not been approached, nor have any of our agents or affiliates been approached, by any candidates, or representative of any candidates, with respect to a possible acquisition transaction with our company. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any potential acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate any such acquisition candidate.

We will have until January 23, 2010 to consummate a business combination. If we are unable to consummate a business combination by such date, our corporate existence will cease by operation of corporate law (except for the purposes of winding up our affairs and liquidating). Our initial business combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions) at American Stock Transfer & Trust Company referenced on the cover of this prospectus at the time of such business combination, although this may entail simultaneous acquisitions of several operating businesses. The fair market value of the target will be determined by our board of directors based upon one or more standards generally accepted by the financial community, which may include actual and potential sales, earnings, cash flow, and book value.

We anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business. We may, however, structure a business combination to acquire less than 100% of such interests or assets of the target business but will not acquire less than a controlling interest, which would be greater than 50% of the voting securities of the target business. If we acquire only a controlling interest in a target business or businesses, the portion of such business or businesses that we acquire must have a fair market value equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions). If our initial business combination involves a transaction in which we acquire less than a 100% interest in the target company, the value of the interest that we acquire will be equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions). We will not become a holding company for a minority interest in a target business.

If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies into a single operating business.

The target business or businesses that we acquire may have a collective fair market value substantially in excess of 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions). In order to consummate such a business combination, we may issue a significant amount of our debt or equity securities to the sellers of such business or businesses and we may seek to raise additional funds through a private offering of debt or equity securities. There are no limitations on our ability to incur debt or issue securities in order to consummate a business combination. If we issue securities in order to consummate a business combination, our stockholders could end up owning a minority of the combined company, as there is no requirement that our stockholders own a certain percentage of our company after a business combination. Since we have no specific business combination under consideration, we have not entered into any such arrangement to issue our debt or equity securities and have no current intention of doing so.

Our executive offices are located at c/o Hauslein & Company, Inc., 11450 SE Dixie Highway, Suite 206, Hobe Sound, Florida 33455 and our telephone number is (772) 545-9042.

The Offering

Securities offered	20,000,000 units, at $10.00 per unit, each unit consisting of:

• one share of common stock; and

• one warrant.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless Lazard Capital Markets and Morgan Stanley determine that an earlier date is acceptable. In no event will Lazard Capital Markets and Morgan Stanley allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K with the Securities and Exchange Commission, including an audited balance sheet, promptly upon the consummation of this offering, which is anticipated to take place three business days from the date the units commence trading. The audited balance sheet will reflect our receipt of the proceeds from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise and consummation of the over-allotment option. We will also include in the Form 8-K, or amendment thereto, or in a subsequent Form 8-K, information indicating if Lazard Capital Markets and Morgan Stanley have allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus.

The units will continue to trade along with the common stock and warrants after the units are separated. Holders will need to have their brokers contact our transfer agent in order to separate the units into common stock and warrants.

Securities to be sold to insiders	5,800,000 insider warrants at $1.00 per warrant (for a total purchase price of $5,800,000) will be sold to James N. Hauslein, Gaurav V. Burman, Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Promethean plc, pursuant to letter agreements among us, Lazard Capital Markets, Morgan Stanley, and such purchasers. These purchases will take place on a private placement basis simultaneously with the consummation of this offering. The purchasers will use their own funds personally or through wholly owned entities to make such purchases. The insider warrants will be identical to the warrants underlying the units being offered by this prospectus except that the insider warrants (i) may be exercised whether or not a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current, and (ii) will not be redeemable by us so long as they are still held by the purchasers. The purchasers have agreed, pursuant to the agreements, that the insider warrants will not be sold or transferred by them (except to employees of Promethean Investments LLP, an affiliate of theirs, or to our directors or special advisors, at the same cost per warrant originally paid by them and upon execution of an agreement to be bound by the 90-day lock-up) until

90 days after the consummation of our business combination. Lazard Capital Markets and Morgan Stanley have no present intention of waiving these restrictions. In the event of a liquidation prior to our initial business combination, the insider warrants will expire worthless.

Common stock:

Number outstanding before this offering	5,750,000 shares[1]

Number to be outstanding after this offering	25,000,000 shares[2]

Warrants:

Number outstanding before this offering	0 warrants

Number to be sold to insiders	5,800,000 warrants

Number to be outstanding after this offering and sale to insiders	25,800,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$7.00

Exercise period	The warrants will become exercisable on the later of:

• the completion of a business combination with a target business, and

• January 23, 2009.

However, the warrants held by public stockholders will only be exercisable if a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current. The warrants will expire at 5:00 p.m., New York City time, on January 23, 2012 or earlier upon redemption.

The warrants may be exercised on a “cashless basis.” If a holder elects to exercise its warrants on a cashless basis, the holder will pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “exercise fair market value” (defined below) by (y) the exercise fair market value. The “exercise fair market value” is the average reported last sale price of the common stock for the five trading days commencing on the day after notice of exercise of the warrant is received by us.

Redemption	We may redeem the outstanding warrants, other than insider warrants held by the initial purchasers, without the prior consent of the underwriters:

1 This number includes an aggregate of 750,000 shares of common stock that are subject to forfeiture by our initial stockholders if the over-allotment option is not exercised by the underwriters.
2 Assumes the over-allotment option has not been exercised and an aggregate of 750,000 shares of common stock have been forfeited by our initial stockholders.

• in whole and not in part,

• at a price of $.01 per warrant at any time while the warrants are exercisable,

• upon a minimum of 30 days’ prior written notice of redemption, and

     •  if, and only if, the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading-day period ending three business days before we send the notice of redemption, provided that the shares of common stock underlying the warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for redemption. If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her, or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $14.25 trigger price as well as the $7.00 warrant exercise price after the redemption notice is issued. If we call the warrants for redemption as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “redemption fair market value” (defined below) by (y) the redemption fair market value. The “redemption fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing common stock price and the warrant exercise price so that if the stock price declines as a result of our redemption call, the redemption will not cause the stock price to drop below the exercise price of the warrants.

American Stock Exchange symbols for our:

Units	AXG.U

Common stock	AXG

Warrants	AXG.WS

Offering proceeds to be held in trust	$194,200,000 of the net proceeds of this offering plus the $5,800,000 we will receive from the sale of the insider warrants (for an aggregate of $200,000,000 or $10.00 per unit sold to the public in this offering) will be placed in a trust account at Bank of America, maintained by American Stock Transfer & Trust Company, acting as trustee pursuant to an agreement to be signed on the date of this prospectus. This amount includes $8,955,000 of underwriting discounts and commissions that is being deferred. The underwriters have agreed that such amount will not be paid unless and until we consummate a business combination. Upon the consummation of our initial business combination, the deferred underwriting discounts and commissions shall be released to the underwriters out of the proceeds of this offering held in the trust account. Except as set forth below, these proceeds will not be released until the earlier of the completion of a business combination or our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses that we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business.

Notwithstanding the foregoing, there can be released to us from the trust account (i) interest earned on the funds in the trust account up to an aggregate of $3,500,000 to fund expenses related to investigating and selecting a target business and our other working capital requirements and (ii) interest earned on the funds in the trust account for any amounts we may need to pay our income or other tax obligations. With these exceptions, expenses incurred by us may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account, which is $150,000.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Anticipated expenses and funding sources
We believe that, upon consummation of this offering, the $150,000 of net proceeds not held in the trust account, plus the (i) interest earned on the funds in the trust account up to an aggregate of $3,500,000 and (ii) interest earned on the funds in the trust account for any amounts we may need to pay our income or other tax obligations that may be released to us from the trust account, will be sufficient to allow us to operate for the next 24 months, assuming that a business combination is not consummated during that time.

Over this time period, we will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants, or similar locations of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire, and structuring, negotiating, and consummating the business combination. We could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business, or as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination or a “reverse break-up fee” (a provision that requires us to pay a fee to a target company if we are unable to consummate an offering for certain reasons), although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds, whether as a result of our breach or otherwise, could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, potential target businesses.

We anticipate that we will incur approximately:

     •  $1,750,000 of expenses for the search for target businesses and for the legal, accounting, and other third-party expenses attendant to the due diligence investigations, structuring, and negotiating of a business combination;

• $750,000 of expenses for the due diligence and investigation of a target business by our officers, directors, and special advisors;

• $200,000 of expenses in legal and accounting fees relating to our SEC reporting obligations;

• $240,000 for the administrative fee payable to Hauslein & Company ($10,000 per month for 24 months); and

• $710,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $200,000 for director and officer liability insurance premiums.

If we are unable to complete a business combination within 24 months from the date of this prospectus and are forced to liquidate, we will pay the costs of liquidation from our remaining assets outside of the trust account. If such funds are insufficient, James N. Hauslein and Gaurav V. Burman have agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

Limited payments to insiders	There will be no fees or other cash payments paid to our existing stockholders, officers, directors, or their affiliates prior to, or for any services they render in order to effectuate, the consummation of a business combination (regardless of the type of transaction that it is) other than:

• repayment of an aggregate of $150,000 principal amount of loans made by James N. Hauslein, our chairman of the board and chief executive officer, and Promethean Investments LLP;

     •  payment of $10,000 per month to Hauslein & Company, an affiliate of James N. Hauslein, for certain administrative, technology, and secretarial services, as well as the use of certain limited office space; and

     •  reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. There is no limit on the amount of out-of-pocket expenses that could be incurred.

Certificate of Incorporation	As discussed below, there are specific provisions in our amended and restated certificate of incorporation that may not be amended (without the affirmative vote of at least 95% of the common stock issued in this offering) prior to our consummation of a business combination, including our requirements to seek stockholder approval of such a business combination and to allow our stockholders to seek conversion of their shares if they do not approve of such a business combination. While we have been advised that such provisions limiting our ability to amend our certificate of incorporation may not be enforceable under Delaware law, we view these provisions, which are contained in Article Seven of our amended and restated certificate of incorporation, as obligations to our stockholders and will not take any action to amend or waive these provisions.

Our amended and restated certificate of incorporation also provides that we will continue in existence only until January 23, 2010. If we have not completed a business combination by such date, our corporate existence will cease except for the purposes of winding up our affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if our board of directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the Delaware General Corporation Law. Accordingly, limiting our corporate existence to a specified date as permitted by Section 102(b)(5) of the Delaware General Corporation Law removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required our board of directors and stockholders to formally vote to approve our dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State). In connection with any proposed business combination we submit to our stockholders for approval, we will also submit to our stockholders a proposal to amend our amended and restated certificate of incorporation to provide for our perpetual existence, thereby removing this limitation on our corporate life. We will only consummate a business combination if stockholders vote both in favor of such business combination and an amendment to provide for our perpetual existence. Accordingly, if stockholders approved a proposed business combination as set forth below but did not approve a proposal to provide for our perpetual existence, we would not be able to consummate such business combination. The approval of a proposal to amend our amended and restated certificate of incorporation to provide for our perpetual existence would require the affirmative vote of a majority of our outstanding shares of common stock in connection with any proposed business combination. Otherwise any amendment to such provision would require the affirmative vote of at least 95%

of the common stock issued in this offering. We view this provision terminating our corporate life by January 23, 2010 as an obligation to our stockholders and will not take any action to amend or waive this provision to allow us to survive for a longer period of time except in connection with the consummation of a business combination.

Release of trust account upon closing of our initial business combination	All amounts held in the trust account that are not:

• distributed to public stockholders who exercise redemption rights (as described below),

• released to us as interest income, or

• payable to the underwriters for deferred discounts and commissions,

will be released to us upon closing of our initial business combination.

At the time we complete an initial business combination, following our payment of amounts due to any public stockholders who exercise their redemption rights, there will be released to the underwriters from the trust account their deferred underwriting discounts and commissions, which are equal to 4.4775% of the gross proceeds of this offering, or $8,955,000 (or $10,298,250 if the underwriters’ over-allotment option is exercised in full). Funds released from the trust account to us can be used to pay all or a portion of the purchase price of the business or businesses with which our initial business combination occurs. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account to general corporate purposes, including for maintenance or expansion of operations of the acquired businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital.

Stockholders must approve a business combination
Pursuant to our amended and restated certificate of incorporation, we will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. We view this requirement as an obligation to our stockholders and will not take any action to amend or waive this provision in our amended and restated certificate of incorporation. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if (i) a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and (ii) public stockholders owning less than 30% of the shares sold in this offering exercise their conversion rights described below. Accordingly, it is our understanding and intention in every case to structure and consummate a business combination in which the public stockholders owning up to one share less than 30% of the shares sold in this offering may exercise their conversion rights and the business combination will still go forward.

Conversion rights for stockholders voting to reject a business combination

Pursuant to our amended and restated certificate of incorporation, public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account (initially $10.00 per share, or approximately $9.97 per share if the over-allotment option is exercised), plus any interest earned on their portion of the trust account but less any interest that has been released to us as described above to fund our working capital requirements and to pay any of our tax obligations, if the business combination is approved and completed. We view this requirement as an obligation to our stockholders and will not take any action to amend or waive this provision in our amended and restated certificate of incorporation. Our existing stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly, whether included in or underlying their initial shares or purchased by them in this offering or in the aftermarket. Public stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any warrants they may hold.

An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement, which will occur at least 10 days prior to the stockholders’ meeting, and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Additionally, we may require public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent at any time through the vote on the business combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $25 and it would be up to the broker whether or not to pass this cost on to the converting holder.

The proxy solicitation materials that we will furnish to stockholders in connection with the vote for any proposed business combination will indicate whether we are requiring stockholders to satisfy such certification and delivery requirements. Accordingly, a stockholder would have from the time we send out our proxy statement through the vote on the business combination to deliver his shares if he wishes to seek to exercise his conversion rights. This time period varies depending on the specific facts of each transaction. However, as the delivery process can be accomplished by the stockholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC System, we believe this time period is sufficient for an average investor.

Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. Furthermore, if a stockholder delivered his certificate for conversion and subsequently decided prior to the meeting not to elect conversion, he could simply request that the transfer agent return the certificate (physically or electronically).

If a vote on our initial business combination is held and the business combination is not approved, we may continue to try to consummate a business combination with a different target until 24 months from the date of this prospectus. If the initial business combination is not approved or completed for any reason, then public stockholders voting against our initial business combination who exercised their conversion rights would not be entitled to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust account. In such case, if we have required public stockholders to deliver their certificates prior to the meeting, we will promptly return such certificates to the public stockholder.

Investors in this offering who do not sell the warrants included in the units, and persons who purchase common stock in the aftermarket at a price in excess of $10.00 per share, may have a disincentive to exercise their conversion rights because the amount they would receive upon conversion could be less than their original or adjusted purchase price. Because converting stockholders will receive their proportionate share of the deferred underwriting discounts and commissions and the underwriters will be paid the full amount of their deferred underwriting compensation at the time of the consummation of our initial business combination, we (and, therefore, the non-converting stockholders) will bear the financial effect of such payments to both the converting stockholders and the underwriters.

Liquidation if no business combination
As described above, if we have not consummated a business combination by January 23, 2010, our corporate existence will cease by operation of law and we will promptly distribute only to our public stockholders (including our initial stockholders to the extent they have purchased shares in this offering or in the aftermarket) the amount in our trust account (including any accrued interest then remaining in the trust account) plus any remaining net assets.

We cannot assure you that the per-share distribution from the trust account, if we liquidate, will not be less than $10.00, plus interest then held in the trust account, for the following reasons:

     •  Prior to liquidation, pursuant to Section 281 of the Delaware General Corporation Law, we will adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims, and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time as well as provide for any claims that we believe could potentially be brought against us within the subsequent 10 years prior to distributing the funds held in the trust account to our public stockholders. We cannot assure you that we will properly assess all claims that may potentially be brought against us. As such, our stockholders could potentially be liable for any claims of creditors to the extent of distributions received by them (but no more).

     •  While we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with our search for a target business) and prospective target businesses execute agreements with us waiving any right, title, interest, or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the trust account or that a court would not conclude that such agreements are not legally enforceable. James N. Hauslein and Gaurav V. Burman have agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. We believe that our board of directors may be obligated to pursue a potential claim for reimbursement from Messrs. Hauslein and Burman pursuant to the terms of their agreements with us if it would be in the best interests of our stockholders to pursue such a claim. Such a decision would be made by a majority of our disinterested directors based on the facts and circumstances at the time. However, we cannot assure you that they will be able to satisfy those obligations, if they are required to do so. Furthermore, Messrs. Hauslein and Burman will not have any personal liability (1) as to any claimed amounts owed to a third party who executed a waiver (including a prospective target business), even if such waiver is subsequently found to be invalid or unenforceable, and (2) as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

We anticipate the distribution of the funds in the trust account to our public stockholders will occur by February 5, 2010, subject to our obligations under Delaware law to provide for claims of creditors. Our existing stockholders have waived their rights to participate in any liquidating distribution with respect to their initial shares. We will pay the costs of liquidation from our remaining assets outside of the trust account. If such funds are insufficient, James N. Hauslein and Gaurav V. Burman have agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

Escrow of existing stockholders’ shares
On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place their initial shares into an escrow account maintained by American Stock Transfer & Trust Company, acting as escrow agent. Subject to transfers (i) by an entity holding initial shares to persons controlling, controlled by, or under common control with such entity, or to any stockholder, member, partner, or limited partner of such entity, (ii) to relatives and trusts for estate planning purposes, or (iii) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement), these shares will not be transferable during the escrow period and will not be released from escrow until one year after the consummation of our initial business combination or earlier if, following a business combination, (i) the last sales price of our common stock equals or exceeds $18.00 per share (as adjusted for any stock splits) for any 20 trading days within any 30-trading-day period or (ii) we consummate a subsequent liquidation, merger, stock exchange, or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 16 of this prospectus.

Summary Financial Data

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data are presented.

	September 24, 2007
	Actual	As Adjusted(1)

Balance Sheet Data:
Working capital	$(42,104)	$191,215,396
Total assets	235,500	200,170,396
Total liabilities	215,104	8,955,000
Value of common stock which may be converted to cash	—	59,999,990
Stockholders’ equity	20,396	131,215,406

(1)	Includes the $5,800,000 we will receive from the sale of the insider warrants. Assumes the over-allotment option has not been exercised.

The “as adjusted” information gives effect to the sale of the units we are offering, including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale and the repayment of the accrued and other liabilities required to be repaid.

The working capital excludes $65,000 of costs related to this offering which were paid or accrued prior to September 24, 2007. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders’ equity in the “as adjusted” information.

The “as adjusted” working capital and total assets amounts include the $191,045,000 to be held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. The total amount to be placed in trust also includes $8,955,000, or approximately $0.45 per unit, of deferred underwriting discounts and commissions payable to the underwriters in the offering only if we consummate a business combination. If a business combination is not so consummated, the trust account totaling $200,000,000 of net proceeds from the offering, including $5,800,000 of proceeds from the private placement of the insider warrants, and all accrued interest earned thereon less (i) interest earned on the funds in the trust account up to $3,500,000 that may be released to us to fund our expenses and other working capital requirements, and (ii) interest earned on the funds in the trust account for any amounts released to us to pay our income or other tax obligations, will be distributed solely to our public stockholders (subject to our obligations under Delaware law to provide for claims of creditors).

We will not proceed with a business combination if public stockholders owning 30% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning less than 30% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to one share less than 30% of the 20,000,000 shares sold in this offering, or 5,999,999 shares of common stock, at an initial per-share conversion price of $10.00, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest after distribution of interest income on the trust account balance to us as described above, as of two business days prior to the proposed consummation of the business combination,

•	divided by the number of shares of common stock sold in the offering.

Because converting stockholders will receive their proportionate share of the deferred underwriting discounts and commissions and the underwriters will be paid the full amount of their deferred underwriting compensation at the time of the consummation of our initial business combination, we (and, therefore, the non-converting stockholders) will bear the financial effect of such payments to both the converting stockholders and the underwriters.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus, before making a decision to invest in our units. If any of the following events occur, our business, financial condition, and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

We are a newly formed development stage company with no operating history or revenues and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to commence operations depends upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire one or more operating businesses. We have not conducted any discussions and we have no plans, arrangements, or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination.

If we are forced to liquidate before a business combination and distribute the trust account, our public stockholders may receive less than $10.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination within the prescribed time frames and are forced to liquidate our assets, the per share liquidating distribution may be less than $10.00 because of the expenses of this offering, our general and administrative expenses, and the anticipated costs of seeking a business combination. If we were unable to conclude an initial business combination and expended all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income taxes and other tax obligations payable on such interest and net of up to $3.5 million in interest income on the trust account balance previously released to us to fund working capital requirements, the initial per share liquidation price would be $10.00. Furthermore, there will be no distribution with respect to our outstanding warrants, which will expire worthless if we liquidate before the completion of a business combination.

If we are unable to consummate a business combination, our public stockholders will be forced to wait the full 24 months before receiving liquidating distributions.

We have 24 months in which to complete a business combination. We have no obligation to return funds to investors prior to such date unless we consummate a business combination prior thereto and only then in cases where investors have sought conversion of their shares. Only after the expiration of this full time period will public stockholders be entitled to liquidating distributions if we are unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until such date.

We may proceed with a business combination even if public stockholders owning up to one share less than 30% of the shares sold in this offering exercise their conversion rights.

We may proceed with a business combination as long as public stockholders owning less than 30% of the shares sold in this offering exercise their conversion rights. Accordingly, the public stockholders owning up to one share less than 30% of the shares sold in this offering may exercise their conversion rights and we could still consummate a proposed business combination. We have set the conversion percentage at 30% in order to reduce the likelihood that a small group of investors holding a block of our stock will be able to stop us from completing a business combination that is otherwise approved by a large majority of our public stockholders. While there are several other offerings similar to ours that include conversion provisions greater than 20%, a 20% threshold is customary and standard for offerings similar to ours. Thus, because we permit a larger number of stockholders to exercise their conversion rights, it will be easier for us to gain approval for an initial business combination with a target business that you may believe is not suitable for us, and you may not receive the full amount of your original investment upon exercise of your conversion rights.

Our business combination may require us to use substantially all of our cash to pay the purchase price. In such a case, because we will not know how many stockholders may exercise their conversion rights, we may need to arrange third-party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expect. Additionally, even if our business combination does not require us to use substantially all of our cash to pay the purchase price, if a significant number of stockholders exercise their conversion rights, we will have less cash available to use in furthering our business plans following a business combination and may need to arrange third-party financing. We have not taken any steps to secure third-party financing for either situation. We cannot assure you that we will be able to obtain such third-party financing on terms favorable to us or at all.

You will not have any rights or interest in funds from the trust account, except under certain limited circumstances.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if they seek to convert their respective shares of common stock into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind in the trust account.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the U.S. securities laws. However, since our securities have been approved for listing on the American Stock Exchange, a national securities exchange, and we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering, and since we will file a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules such as completely restricting the transferability of our securities, requiring us to complete a business combination within 18 months of the effective date of the initial registration statement, and restricting the use of interest earned on the funds held in the trust account. Because we are not subject to Rule 419, our units will be immediately tradable, we will be entitled to withdraw a certain amount of interest earned on the funds held in the trust account prior to the completion of a business combination, and we have a longer period of time to complete such a business combination than we would if we were subject to such rule.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

Based upon publicly available information, as of October 28, 2007, approximately 128 similarly structured blank check companies have completed initial public offerings in the United States. Of these companies, only 36 have consummated a business combination, while 25 others have announced that they have entered into a definitive agreement for a business combination, but have not consummated such business combination, and 7 have failed to complete business combinations and have either dissolved or announced their intention to dissolve and return trust proceeds to their stockholders. Accordingly, there are approximately 60 blank check companies with more than $7.8 billion of proceeds that are seeking to carry out a business plan similar to our business plan. Furthermore, as of October 28, 2007, there are approximately 44 additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings, which will have approximately $7.2 billion of proceeds upon completion of the offerings, and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While some of those companies must complete a business combination in specific industries, a number of them may consummate a business combination in any industry they choose. Therefore, we may be subject to competition from these and other companies seeking to execute a business plan similar to ours. Because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time period.

If the net proceeds of this offering not being held in trust are insufficient to allow us to operate for at least the next 24 months, we may be unable to complete a business combination.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account, plus the interest earned on the funds held in the trust account that may be available to us, will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. However, we cannot assure you that our estimates will be accurate. We could use a portion of the funds available to us to pay commitment fees for financing and fees to consultants to assist us with our search for a target business. We have not taken any steps toward selecting or hiring any consultants to assist us in our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds, whether as a result of our breach or otherwise, we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

A decline in interest rates could limit the amount available to fund our search for a target business or businesses and complete a business combination since we will depend on interest earned on the trust account to fund our search, to pay our tax obligations, and to complete our initial business combination.

Of the net proceeds of this offering, only $150,000 will be available to us initially outside the trust account to fund our working capital requirements. We will depend on sufficient interest being earned on the proceeds held in the trust account to provide us with additional working capital we will need to identify one or more target businesses and to complete our initial business combination, as well as to pay any tax obligations that we may owe. While we are entitled to have released to us for such purposes certain interest earned on the funds in the trust account, a substantial decline in interest rates may result in our having insufficient funds available with which to structure, negotiate, or close an initial business combination. In such event, we would need to borrow funds from our initial stockholders to operate or we may be forced to liquidate. Our initial stockholders are under no obligation to advance funds in such circumstances.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $10.00 per share.

Our placing of funds in trust may not protect those funds from third-party claims against us. Although we will seek to have all vendors and service providers we engage, and prospective target businesses we negotiate with, execute agreements with us waiving any right, title, interest, or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Furthermore, there is no guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the trust account. Nor is there any guarantee that a court would uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims that could take priority over those of our public stockholders. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, James N. Hauslein and Gaurav V. Burman have agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. We believe that our board of directors may be obligated to pursue a potential claim for reimbursement from Messrs. Hauslein and Burman pursuant to the terms of their agreements with us if it would be in the best interests of our stockholders to pursue such a claim. Such a decision would be made by a majority of our disinterested directors based on the facts and circumstances at the time. Based on representations made to us by Messrs. Hauslein and Burman, we currently believe that they are capable of funding a shortfall in our trust account to satisfy their foreseeable indemnification obligations. However, we have not asked them to reserve for such an eventuality. Furthermore, our belief is based on our expectation that their indemnification obligations will be minimal. Accordingly, if that expectation turns out to be incorrect, we cannot assure you that such individuals will be able to satisfy those obligations or that the proceeds in the trust account will not be reduced by such claims. Furthermore, Messrs. Hauslein and Burman will not have any personal liability (1) as to any claimed amounts owed to a third party who executed a waiver (including a prospective target business), even if such waiver is subsequently found to be invalid or unenforceable, and (2) as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $10.00 per share.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our amended and restated certificate of incorporation provides that we will continue in existence only until 24 months from the date of this prospectus. If we have not completed a business combination by such date and amended that provision in connection therewith, pursuant to the Delaware General Corporation Law, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after the expiration of the 24-month period and, therefore, we do not intend to comply with those procedures. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims, and (iii) all claims that may potentially be brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could potentially be brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to those third parties by us.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after January 23, 2010, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to, or distributions from, our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposed itself and our company to claims for punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act with respect to the common stock issuable upon exercise of the warrants, we may redeem the warrants issued as a part of the units at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading-day period ending three business days before we send the notice of redemption. In addition, we may not redeem the warrants unless the warrants issued as part of the units sold in this offering and the shares of common stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. Redemption of the warrants could force the warrant holders to (i) exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Certain warrant holders are unlikely to receive direct notice of redemption of our warrants.

We expect most purchasers of our warrants will hold their securities through one or more intermediaries and consequently those holders are unlikely to receive notice directly from us that the warrants are being redeemed. If you fail to receive notice of redemption from a third party and your warrants are redeemed for nominal value, you will not have recourse against us.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her, or its warrants and causing such warrants to be practically worthless.

No warrant held by public stockholders will be exercisable and we will not be obligated to issue shares of common stock unless at the time such holder seeks to exercise such warrant, a registration statement relating to the common stock issuable upon exercise of the warrant is effective and current. Under the terms of the warrant agreement, we have agreed to use our reasonable best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, the warrants held by public stockholders may have no value, the market for such warrants may be limited, and such warrants may expire worthless. Such expiration would result in each holder paying the full unit purchase price solely for the share of common stock underlying the unit. Notwithstanding the foregoing, the insider warrants may be exercisable for unregistered shares of common stock even if no registration statement relating to the common stock issuable upon exercise of the insider warrants is effective and current.

An investor will only be able to exercise a warrant if the issuance of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless the common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. At the time that the warrants become exercisable (following our completion of a business combination), we expect to continue to be listed on a national securities exchange, which would provide an exemption from registration in every state. Accordingly, we believe holders in every state will be able to exercise their warrants as long as our prospectus relating to the common stock issuable upon exercise of the warrants is current. However, we cannot assure you of this fact. As a result, the warrants may be deprived of any value, the market for the warrants may be limited, and the holders of warrants may not be able to exercise their warrants if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

Since we have not yet selected a particular industry, geography, or target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.

We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry, geography, or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business that we may ultimately acquire. Your only opportunity to evaluate and affect the investment decision regarding a potential business combination will be limited to voting for or against the business combination submitted to our stockholders for approval. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry, geography, or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business.

We will not be required to obtain a fairness opinion from an independent investment banking firm as to the fair market value of the target business unless the target business is affiliated with our officers, directors, special advisors, or existing stockholders.

If we determine to enter into a business combination with a target business that is affiliated with our officers, directors, special advisors, or stockholders, we are required to obtain an opinion from an independent investment banking firm, that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), that the business combination is fair to our unaffiliated stockholders from a financial point of view. The fair market value of a target business or businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and book value. If our board is not able to independently determine that the target business has a sufficient fair market value to meet the threshold criterion, we will obtain an opinion from an unaffiliated, independent investment banking firm, that is a member of FINRA, with respect to the satisfaction of such criterion. In all other instances, we will have no obligation to obtain or provide you with a fairness opinion.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our amended and restated certificate of incorporation authorizes the issuance of up to 300,000,000 shares of common stock, par value $.001 per share, and 100,000,000 shares of preferred stock, par value $.001 per share. Immediately after this offering and the purchase of the insider warrants (assuming no exercise of the underwriters’ over-allotment option), there will be 249,200,000 authorized but unissued shares of our common stock available for issuance (after reservation for the issuance of the 25,800,000 shares upon full exercise of our outstanding warrants) and all of the 100,000,000 shares of preferred stock available for issuance. Although we have no commitment as of the date of this offering, we may issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if we issue preferred stock with rights senior to those afforded to our common stock;

•	may cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, such debt could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

Our ability to successfully effect a business combination and to be successful thereafter will completely depend upon the efforts of our key personnel, some of whom may join us following a business combination.

Our ability to successfully effect a business combination depends upon the efforts of our key personnel. The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel may remain with the target business in senior management or advisory positions following a business combination, it is likely that some or all of the management of the target business will remain in place. While we intend to closely scrutinize any individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company, which could cause us to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues that could adversely affect our operations.

Our key personnel may negotiate employment or consulting arrangements with a target business in connection with a particular business combination. These agreements may provide for those persons to receive compensation following a business combination and, as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous for our stockholders.

Our key personnel will be able to remain with the company after the consummation of a business combination only if they are able to negotiate employment or consulting arrangements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business. As a result, those individuals may have conflicts of interest in determining whether a particular business combination is the most advantageous for our stockholders.

Our officers and directors will allocate their time to other businesses, which could cause conflicts of interest in their determination as to how much time to devote to our affairs and could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If our officers’ and directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor.

Our officers and directors and their affiliates may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors may in the future become, and James N. Hauslein and Gaurav V. Burman are now, affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities that may be appropriate for presentation to us and the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. In addition, Promethean may encounter investment opportunities of interest to us. Promethean has agreed that it will provide us a right of first refusal with respect to any potential investment opportunity except (i) any investment in an entity incorporated or formed in the United Kingdom which does not exceed $100 million of equity by Promethean or (ii) any investment in an entity incorporated or formed in India which does not exceed $50 million of equity by Promethean India. However, we may have an interest in a transaction below these thresholds, and Promethean would not be obligated to present us with that transaction. We cannot assure you that any of the foregoing conflicts will be resolved in our favor. As a result, a potential target business may be presented to another entity prior to its presentation to us and we may miss out on a potential transaction.

All of our officers and directors own shares of our common stock issued prior to this offering and some of them will own warrants following this offering. These shares and warrants will not participate in liquidating distributions and, therefore, our officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors own shares of our common stock that were issued prior to this offering. Additionally, certain of our officers and directors and their affiliates are purchasing insider warrants upon consummation of this offering. Such individuals have waived their right to receive distributions with respect to their initial shares upon our liquidation if we are unable to consummate a business combination. Accordingly, the shares acquired prior to this offering, as well as the insider warrants, and any warrants purchased by our officers or directors in this offering or in the aftermarket will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions, and timing of a particular business combination are appropriate and in our stockholders’ best interest.

The requirement that we complete a business combination by January 23, 2010 may motivate our officers and directors to approve a business combination during that time period so that they may get their out-of-pocket expenses reimbursed.

Each of our founding stockholders may receive reimbursement for out-of-pocket expenses incurred by such individual in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as well as traveling to and from the offices, service centers, or similar locations of prospective target acquisitions to examine their operations. The funds for such reimbursement will be provided from the money not held in trust. In the event that we do not effect a business combination by January 23, 2010, then any expenses incurred by such individuals in excess of the money being held outside of the trust will not be repaid as we will liquidate at such time. On the other hand, if we complete a business combination within such time period, those expenses will be repaid by the target business. Consequently, our officers, who are also our directors, may have an incentive to approve and complete a business combination other than just what is in the best interest of our stockholders.

The American Stock Exchange may delist our securities from quotation on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are listed on the American Stock Exchange, a national securities exchange. We cannot assure you that our securities will continue to be listed on the American Stock Exchange in the future prior to a business combination. Additionally, in connection with our business combination, it is likely that the American Stock Exchange will require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing.

We may only be able to complete one business combination with the proceeds of this offering, which will cause us to depend solely upon a single business.

Our business combination must be with a business with a fair market value of at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions), although this may entail the simultaneous acquisitions of several operating businesses at the same time. By consummating a business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive, and regulatory risks. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities that may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products or services.

This lack of diversification may subject us to numerous economic, competitive, and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.

Alternatively, if we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other business combinations, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple business combinations, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business. If we are unable to adequately address these risks, our profitability and results of operations could be harmed.

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

When we seek stockholder approval of any business combination, we will offer each public stockholder (but not our existing stockholders) the right to have his, her, or its shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Such holder must both vote against such business combination and then exercise his, her, or its conversion rights to receive a pro rata portion of the trust account. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust account for possible payment upon such conversion, or we may need to arrange third-party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expect. Since we have no specific business combination under consideration, we have not taken any steps to secure third-party financing. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

We may require stockholders who wish to convert their shares in connection with a proposed business combination to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.

We may require public stockholders who wish to convert their shares in connection with a proposed business combination to either tender their certificates to our transfer agent at any time prior to the vote taken at the stockholder meeting relating to such business combination or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their shares.

Resources could be wasted in researching acquisitions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

It is anticipated that the investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys, and others. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the business combination for any number of reasons including those beyond our control such as that public stockholders representing at least 30% of our shares issued in this offering vote against the business combination and opt to have us redeem their stock even if a majority of our stockholders approve the business combination. Any such event will result in a loss to us of the related costs incurred, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

We will depend on the limited funds available outside of the trust account and a portion of the interest earned on the trust account balance to fund our search for a target business or businesses and to complete our initial business combination.

Of the net proceeds of this offering, $150,000 will be available to us initially outside the trust account to fund our working capital requirements. We will depend on sufficient interest being earned on the proceeds held in the trust account to provide us with the additional working capital we will need to identify one or more target businesses and to complete our initial business combination. While we are entitled to have released to us for such purposes interest income of up to a maximum of $3.5 million, and amounts necessary to pay our income taxes, a substantial decline in interest rates may result in our having insufficient funds available with which to structure, negotiate, or close an initial business combination. In such event, we would need to borrow additional funds, which funds may not be available on attractive terms or at all. None of our officers or directors or any other person is obligated to lend us such funds.

Because any target business with which we attempt to complete a business combination will be required to provide our stockholders with financial statements prepared in accordance with and reconciled to United States generally accepted accounting principles, the pool of prospective target businesses may be limited.

In accordance with the requirements of United States federal securities laws, in order to seek stockholder approval of a business combination, a proposed target business will be required to have certain financial statements that are prepared in accordance with, or that can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with U.S. generally accepted auditing standards. To the extent that a proposed target business does not have financial statements that have been prepared with, or which can be reconciled to, U.S. generally accepted accounting principles, and audited in accordance with U.S. generally accepted auditing standards, we will not be able to acquire that proposed target business. These financial statement requirements may limit the pool of potential target businesses.

The requirement that we complete a business combination by January 23, 2010 may give potential target businesses leverage over us in negotiating a business combination.

We will liquidate and promptly distribute only to our public stockholders on a pro rata basis the amount in our trust account (subject to our obligations under Delaware law for claims of creditors) plus any remaining net assets if we do not effect a business combination by January 23, 2010. Any potential target business with which we enter into negotiations concerning a business combination will be aware of this requirement. Consequently, such target business may obtain leverage over us in negotiating a business combination, knowing that if we do not complete a business combination with that particular target business, we may be unable to complete a business combination with any target business. This risk will increase as we get closer to the time limit referenced above.

Because of our limited resources and structure, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from entities other than blank check companies having a business objective similar to ours, including venture capital funds, leveraged buyout funds, and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human, and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. Because, as of October 28, 2007 only 61 of the 128 blank check companies that have gone public in the United States since August 2003 have either consummated a business combination or entered into a definitive agreement for a business combination, it may indicate that there are fewer attractive target businesses available to such entities like our company or that many privately held target businesses are not inclined to enter into these types of transactions with publicly held blank check companies like ours. If we are unable to consummate a business combination with a target business within the prescribed time periods, we will be forced to liquidate.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, because we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination, the depletion of the available net proceeds in search of a target business, or the obligation to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We have not taken any steps toward securing third-party financing. We cannot assure you that such financing will be available on acceptable terms, or at all. Recent turmoil in the credit markets has greatly reduced the availability of debt financing. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors, or stockholders is required to provide any financing to us in connection with or after a business combination.

Companies with similar business plans to ours have had limited success in completing a business transaction and there can be no assurance that we will successfully identify or complete a business combination.

Based upon publicly available information, as of October 28, 2007, we have identified 128 similarly structured companies that have gone public since August 2003, of which 61 have actually consummated a business combination, or announced that they have entered into a definitive agreement for a business combination. The remaining companies have more than $7.8 billion of proceeds and are seeking to consummate business combinations. Furthermore, as of October 28, 2007, there were approximately 44 additional blank check companies that were still in registration but had not completed initial public offerings, which will have approximately $7.2 billion of proceeds upon completion of the offerings, and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. The fact that only approximately one-half of such companies that have gone public since August 2003 have either completed a business combination or have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

We are dependent upon Mr. Hauslein and Mr. Burman and the loss of either of them could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, upon Mr. Hauslein and Mr. Burman. We believe that our success depends on the continued service of Mr. Hauslein and Mr. Burman, at least until we have consummated a business combination. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. In addition, neither Mr. Hauslein nor Mr. Burman are required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. We do not have employment agreements with, or key-man insurance on the life of, either of these individuals. The unexpected loss of the services of either of these individuals could have a detrimental effect on us.

Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.

Upon consummation of our offering, our existing stockholders, including all of our officers and directors, will collectively own 20% of our issued and outstanding shares of common stock (assuming they do not purchase any units in this offering). It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office until at least the consummation of the business combination. Accordingly, our existing stockholders will likely continue to exert control at least until the consummation of a business combination. To our knowledge, none of our existing stockholders, including any of our officers or directors, has any present intention to purchase additional units or shares of common stock from us in this offering or later private placements, or from persons in the open market or private transactions. In the event that any existing stockholders acquire additional shares of our common stock, we anticipate that they would vote such shares in favor of our initial business combination. Thus, additional purchases of shares of our common stock by our officers or directors would likely allow them to exert additional influence over the approval of our initial business combination. Factors they would consider in making such additional purchases would include consideration of the current trading price of our common stock and that any such additional purchases would likely increase the chances that our initial business combination would be approved.

Our existing stockholders paid an aggregate of $23,000, or $0.004 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to the investors in this offering. Our existing stockholders acquired their 5,750,000 shares of common stock at a nominal price, significantly contributing to this dilution. Upon consummation of this offering, you and the other new investors will incur an immediate and substantial dilution of approximately 30.9%, or $3.09 per share, which is the difference between the pro forma net tangible book value per share of $6.91 and the initial offering price of $10.00 per unit.

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

We will be issuing warrants to purchase 20,000,000 shares of common stock as part of the units offered by this prospectus and the insider warrants to purchase 5,800,000 shares of common stock. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such warrants, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

If our existing stockholders or the purchasers of the insider warrants exercise their registration rights with respect to their initial shares or insider warrants and underlying securities, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to make a demand that we register the resale of their initial shares at any time commencing three months prior to the date on which their shares are released from escrow. Additionally, the purchasers of the insider warrants are entitled to demand that we register the resale of their insider warrants and underlying shares of common stock at any time after we consummate a business combination. If such individuals exercise their registration rights with respect to all of their securities, then there will be an additional 5,000,000 shares, or 5,750,000 shares if the over-allotment option is exercised, of common stock and 5,800,000 warrants (as well as 5,800,000 shares of common stock underlying the warrants) eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or may request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our common stock.

We may require stockholders who wish to convert their shares to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising conversion rights.

We may require public stockholders who wish to convert their shares to physically tender their stock certificates to our transfer agent prior to the stockholders meeting or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. In order to obtain a physical stock certificate, a stockholder’s broker or clearing broker, DTC, and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allow at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If we elect to require physical tender and it takes longer than we anticipate to obtain a physical certificate, stockholders who wish to convert may be unable to obtain physical certificates by the deadline for exercising their conversion rights and thus will be unable to convert their shares.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

A company that, among other things, is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, owning, trading, or holding certain types of securities would be deemed an investment company under the Investment Company Act of 1940. Since we will invest the proceeds held in the trust account, it is possible that we could be deemed an investment company. Notwithstanding the foregoing, we do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940.

If we are nevertheless deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it more difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, compliance policies and procedures, disclosure requirements, and other rules and regulations.

Compliance with these additional regulatory burdens would require additional expense for which we have not allotted funds.

The determination for the offering price of our units and insider warrants is more arbitrary compared with the pricing of securities for an operating company in a particular industry.

Prior to this offering there has been no public market for any of our securities. In determining the size of the offering, our management held customary organizational meetings with representatives of the underwriters, both prior to inception of our company and thereafter, with respect to the state of the capital markets generally, and the amount the representatives believed they reasonably could raise on our behalf. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, and the insider warrants include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

Although we have not identified any specific target acquisition for a business combination, we believe, based on the experience of our directors, especially Mr. Hauslein, across an array of industries, that there should be opportunities to effect a business combination within a range of values that an offering of $200,000,000 and proceeds in the trust account of $200,000,000 would support. As noted in Mr. Hauslein’s biography in this prospectus, Mr. Hauslein has experience managing companies of a significant size and scale, and making significant and numerous acquisitions over time. As such, we believe that we could add the most significant value to investors if we seek acquisition targets that an offering of $200,000,000 and proceeds in the trust account of $200,000,000 would support.

However, although the above factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since we have no historical operations or financial results to use as a comparison.

If we effect a business combination with a company located outside of the United States, we would be subject to a variety of additional risks that may negatively impact our operations.

We may effect a business combination with a company located outside of the United States. If we did, we would be subject to any special considerations or risks associated with companies operating in the target business’ home jurisdiction, including any of the following:

•	rules and regulations on currency conversion;

•	corporate withholding taxes on individuals;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	longer payment cycles;

•	tax issues, such as tax law changes, variations in tax laws as compared to the United States, and any specific U.S. federal income tax considerations and consequences relating to cross-border transactions;

•	currency fluctuations;

•	difficulties in staffing, managing, and operating an international operations;

•	transportation delays or interruptions and other effects of less developed infrastructures;

•	employment and severance issues, including possible employee turnover or labor unrest;

•	challenges in collecting accounts receivable;

•	cultural and language differences; and

•	political unrest, war, terrorism, or actual or perceived health risks.

We cannot assure you that we would be able to adequately address these additional risks. If we were unable to do so, our operations would suffer.

If we effect a business combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

If we effect a business combination with a company located outside of the United States, the laws of the country in which such company operates will govern almost all of the material agreements relating to its operations. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available in the new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities, or capital. Additionally, if we acquire a company located outside of the United States, it is likely that substantially all of our assets would be located outside of the United States and some of our officers and directors might reside outside of the United States. Two of our five current directors, Gaurav V. Burman and Raj Mishra, currently reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers, or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties against our directors and officers under Federal securities laws.

Provisions in our charter documents and Delaware law may discourage a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Moreover, our board of directors has the ability to designate the terms of and issue new series of preferred stock. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and requires that we have such system of internal controls audited beginning with our Annual Report on Form 10-K for the year ending December 31, 2008. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties, and stockholder litigation. Any inability to provide reliable financial reports could harm our business.

Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management’s evaluation of our system of internal controls. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should” and “would,” as well as similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. Forward-looking statements in this prospectus may include, for example, statements about our:

•	ability to complete a combination with one or more target businesses;

•	use of proceeds not in trust or available to us from interest income on the trust account balance;

•	success in retaining or recruiting, or changes required in, our officer or directors following a business combination;

•	officer and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving a business combination;

•	potential liability for third-party claims;

•	potential inability to obtain additional financing to complete a business combination;

•	potential change in control if we acquire one or more target businesses for stock;

•	public securities’ limited liquidity and trading;

•	ability to register the resale of the initial shares and warrants;

•	possible delisting of our securities from the American Stock Exchange or an inability to have our securities listed on the American Stock Exchange following a business combination;

•	compliance with the Sarbanes-Oxley Act of 2002; or

•	financial performance following this offering.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, or assumptions, many of which are beyond our control, that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, in addition to the funds we will receive from the sale of the insider warrants, will be as set forth in the following table:

	Without Over-		With Over-
	Allotment Option		Allotment Option
	Exercised		Exercised

Gross proceeds:
From offering	$200,000,000		$230,000,000
From private placement	5,800,000		5,800,000

Total gross proceeds	205,800,000		235,800,000
Offering expenses(1):
Underwriting discount (7% of gross proceeds from offering, 2.5225% of which is payable at closing and 4.4775% of which is payable upon consummation of a business combination)	5,045,000	(2)	5,801,750	(2)
Legal fees	300,000		300,000
Miscellaneous expenses	89,439		89,439
Printing and engraving expenses	65,000		65,000
American Stock Exchange filing and listing fee	70,000		70,000
Accounting fees and expenses	50,000		50,000
SEC registration fee	7,061		7,061
FINRA filing fee	23,500		23,500

Total offering expenses	5,650,000		6,406,750
Net proceeds:
Held in trust	200,000,000		229,243,250
Not held in trust(3)	150,000		150,000

Total net proceeds	$200,150,000		$229,393,250

Use of net proceeds not held in trust and amounts available from interest income earned on the trust account(3)(4):
Legal, accounting, and other third-party expenses attendant to the search for target businesses and to the due diligence investigation, structuring, and negotiation of a business combination	$1,750,000		$1,750,000
Due diligence of prospective target businesses by officers, directors, and special advisors	750,000		750,000
Legal and accounting fees relating to SEC reporting obligations	200,000		200,000
Payment of administrative fee to Hauslein & Company ($10,000 per month for two years)	240,000		240,000
Working capital to cover miscellaneous expenses, D&O insurance, general corporate purposes, liquidation obligations, and reserves	710,000		710,000

Total	$3,650,000		$3,650,000

(1)	Approximately $125,000 of the offering expenses, including the SEC registration fee, the FINRA filing fee, the non-refundable portion of the American Stock Exchange filing fee, and a portion of the legal and audit fees, have been or will be paid from the funds we received from Messrs. Hauslein and Burman described below. These funds will be repaid out of the proceeds of this offering available to us and the interest on such proceeds available to us.

(2)	No discounts or commissions will be paid with respect to the purchase of the insider warrants. For purposes of presentation, the underwriting discounts are reflected as the amount payable to the underwriters upon consummation of the offering. An additional $8,955,000, or $10,298,250 if the over-allotment option is exercised in full, all of which will be deposited in trust following the consummation of the offering, is payable to the underwriters only if and when we consummate a business combination.

(3)	The amount of proceeds not held in trust will remain constant at $150,000 even if the over-allotment option is exercised. In addition, $3,500,000 of interest income earned on the amounts held in the trust account will be available to us to pay for our working capital requirements. For purposes of presentation, the full amount available to us is shown as the total amount of net proceeds available to us immediately following this offering.

(4)	These are estimates only. Our actual expenditures for some or all of these items may differ from the estimates set forth herein. For example, we may incur greater legal and accounting expenses than our current estimates in connection with negotiating and structuring a business combination based upon the level of complexity of that business combination. In addition, we may encounter expenses that do not fit precisely within one of these categories. We do not anticipate any change in our intended use of proceeds, other than fluctuations among the current categories of allocated expenses, which fluctuations, to the extent they exceed current estimates for any specific category of expenses, would be deducted from our excess working capital.

In addition to the offering of units by this prospectus, James N. Hauslein, Gaurav V. Burman, Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Promethean plc have committed to purchase, using their own funds or through wholly owned entities, the insider warrants (for an aggregate purchase price of $5,800,000) from us. These purchases will take place on a private placement basis simultaneously with the consummation of this offering. We will not pay any discounts or commissions with respect to the purchase of the insider warrants. All of the proceeds we receive from this purchase will be placed in the trust account described below.

$194,200,000, or $223,443,250 if the over-allotment option is exercised in full, of the proceeds from this offering, plus the $5,800,000 we will receive from the sale of the insider warrants, will be placed in a trust account at Bank of America, maintained by American Stock Transfer & Trust Company, New York, New York, as trustee. This amount includes a portion of the underwriting discounts and commissions potentially payable to the underwriters in this offering. The underwriters have agreed that such amount will not be paid unless and until we consummate a business combination and have waived their right to receive such payment upon our liquidation if we are unable to complete a business combination. The funds held in trust will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, so that we are not deemed to be an investment company under the Investment Company Act. Except with respect to (i) interest earned on the funds in the trust account up to $3,500,000 to fund expenses related to investigating and selecting a target business and our other working capital requirements and (ii) interest earned on the funds in the trust account for any amounts we may need to pay our income or other tax obligations, the proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

The payment to Hauslein & Company, an affiliate of James N. Hauslein, our chairman of the board and chief executive officer, of a monthly fee of $10,000 is for certain administrative, technology, and secretarial services, as well as the use of certain limited office space. This arrangement is being agreed to by Hauslein & Company for our benefit and is not intended to provide Mr. Hauslein compensation in lieu of a salary. We believe, based on rents and fees for similar services, that the fee charged by Hauslein & Company is at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of a business combination or the distribution of the trust account to our public stockholders. Other than the $10,000 per month fee, no compensation of any kind (including finder’s, consulting, or other similar fees) will be paid to any of our existing officers, directors, stockholders, special advisors, or any of their affiliates, prior to, or for any services they render in order to effectuate, the consummation of the business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as searching for and identifying potential target businesses, performing business due diligence on potential target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations or meet with their representatives or owners. Reimbursement for such expenses will be paid by us out of the funds not held in trust and currently allocated to “Legal, accounting, and other third-party expenses attendant to the search for target businesses and to the due diligence investigation, structuring, and negotiation of a business combination,” “Due diligence of prospective target businesses by our officers, directors, and existing stockholders,” and “Working capital to cover miscellaneous expenses, D&O insurance, general corporate purposes, liquidation obligations, and reserves.” There is no limit on the amount of out-of-pocket expenses that could be incurred. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

Regardless of whether the over-allotment option is exercised in full, the net proceeds from this offering available to us out of trust for our search for a business combination will be $150,000. In addition, (i) interest earned on the funds held in the trust account, up to $3,500,000, plus (ii) interest earned on the funds in the trust account for any amounts needed to pay our income or other tax obligations, may be released to us to fund our working capital requirements. We will also be entitled to have interest earned on the funds held in the trust account released to us to pay any tax obligations that we may owe. We intend to use the excess working capital (approximately $710,000) for director and officer liability insurance premiums (approximately $200,000), with the balance of $590,000 being held in reserve in the event due diligence, legal, accounting, and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We believe these funds will be sufficient to cover the foregoing expenses and reimbursement costs. We could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business, or as a down payment, “reverse break-up fee” (a provision in a merger agreement which requires a payment to the target company if the financing for an acquisition is not obtained), or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds, whether as a result of our breach or otherwise, could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, potential target businesses.

The allocation of the net proceeds available to us outside of the trust account, along with the available interest earned on the funds held in the trust account, represents our best estimate of the intended uses of these funds. In the event that our assumptions prove to be inaccurate, we may reallocate some of such proceeds within the above-described categories.

We will likely use substantially all of the net proceeds of this offering, including the funds held in the trust account, to acquire a target business and to pay our expenses relating thereto. Additionally, while we are not obligated to engage any of the underwriters to assist us with locating a target business following this offering, we are not restricted from doing so. If we did, we may pay a fee to them for their services for assisting us in locating a target business. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account that are not used to consummate a business combination will be disbursed to the combined company and will, along with any other net proceeds not expended, be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions, and for marketing, research, and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees that we incur prior to the completion of our business combination if the funds available to us outside of the trust account are insufficient to cover such expenses.

To the extent we are unable to consummate a business combination, we will pay the costs of liquidation from our remaining assets outside of the trust account. If such funds are insufficient, James N. Hauslein and Gaurav V. Burman have agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment of such expenses.

James N. Hauslein, our chairman of the board and chief executive officer, and Promethean Investments LLP have each advanced to us $75,000 (for a total of $150,000) which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, FINRA filing fee, the non-refundable portion of the American Stock Exchange listing fee, and a portion of the legal and audit fees and expenses. The loans will be payable, at 5% interest per year, within 60 days of the consummation of this offering. The loans will be repaid out of the proceeds of this offering available to us for payment of offering expenses.

We believe that, upon consummation of this offering, we will have sufficient available funds, including amounts that may be released to us from the trust account, to operate for the next 24 months, assuming that a business combination is not consummated during that time.

A public stockholder will be entitled to receive funds from the trust account, including interest earned on his, her, or its portion of the trust account, only in the event of our liquidation or if that public stockholder converts its shares into cash in connection with a business combination that the public stockholder voted against and that we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

Upon the consummation of our initial business combination, the underwriters will be entitled to receive the portion of the proceeds held in the trust account attributable to the underwriting discounts and commissions held in the trust account excluding any accrued interest thereon. In the event that we are unable to consummate a business combination and the trustee is forced to liquidate the trust account, the underwriters have agreed that: (i) they will forfeit any rights or claims to such proceeds and any accrued interest thereon, and (ii) the proceeds attributable to the underwriters’ discount will be distributed on a pro-rata basis among the public stockholders along with any accrued interest thereon.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date and we do not intend to pay cash dividends prior to the consummation of a business combination. After we complete a business combination, the payment of dividends will depend on our revenues and earnings, if any, capital requirements, and general financial condition. The payment of dividends after a business combination will be within the discretion of our board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units we are offering by this prospectus and the insider warrants, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Such calculation does not reflect any dilution associated with the sale and exercise of warrants, including the insider warrants. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock that may be converted into cash), by the number of outstanding shares of our common stock.

At September 24, 2007, our net tangible book value was $(42,104), or approximately $(0.007) per share of common stock. After giving effect to the sale of 20,000,000 shares of common stock included in the units we are offering by this prospectus, and the deduction of underwriting discounts and estimated expenses of this offering, and the sale of the insider warrants, our pro forma net tangible book value at September 24, 2007 would have been $131,215,406, or $6.91 per share, representing an immediate increase in net tangible book value of $6.92 per share to the existing stockholders and an immediate dilution of $3.09 per share, or 30.9%, to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $59,999,990 less than it otherwise would have been because if we effect a business combination, the conversion rights of the public stockholders (but not our existing stockholders) may result in the conversion into cash of up to one share less than 30% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account (a portion of which is made up of $8,955,000 in deferred underwriting discounts and commissions) as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units and to the insider warrants:

Public offering price		$10.00
Net tangible book value before this offering	$(0.01)
Increase attributable to new investors and concurrent sale of insider warrants	6.92

Pro forma net tangible book value after this offering		6.91

Dilution to new investors		$3.09

To the extent any warrants outstanding after the closing of this offering are exercised, our stockholders will experience further dilution, particularly if such warrants are exercised on a cashless basis.

The following table sets forth information with respect to our existing stockholders and the new investors:

						Average
	Shares Purchased			Total Consideration		Price
	Number		Percentage	Amount	Percentage	Per Share

Existing stockholders	5,000,000	(1)	20.0%	$23,000	0.01%	$0.0046
New investors	20,000,000		80.0%	200,000,000	99.99%	$10.00

Total	25,000,000		100.0%	$200,023,000	100.0%

(1)	Assumes the over-allotment option has not been exercised and an aggregate of 750,000 shares of common stock have been forfeited by our initial stockholders as a result thereof.

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$(42,104)
Net proceeds from this offering and concurrent sale of insider warrants	200,150,000
Offering costs paid in advance and excluded from net tangible book value before this offering	62,500
Less: deferred underwriters’ discounts and commissions payable on consummation of a business combination	(8,955,000)
Less: Proceeds held in trust subject to conversion to cash ($200,000,000 × 30% - $10.00)	(59,999,990)

$131,215,406

Denominator:
Shares of common stock outstanding prior to this offering	5,000,000 (1)
Shares of common stock included in the units offered	20,000,000
Less: Shares subject to conversion (20,000,000 x 30% - 1)	(5,999,999)

19,000,001

(1)	Assumes the over-allotment option has not been exercised and an aggregate of 750,000 shares of common stock have been forfeited by our initial stockholders as a result thereof.

CAPITALIZATION

The following table sets forth our capitalization at September 24, 2007 and as adjusted to give effect to the sale of our units and the insider warrants and the application of the estimated net proceeds derived from the sale of such securities:

	September 24, 2007
	Actual	As Adjusted(1)

Notes payable to certain existing stockholders	$150,000	$—
Deferred underwriting discounts and commissions	—	8,955,000
Common stock, $.001 par value, -0- and 5,999,999 shares that are subject to possible conversion, shares at conversion value	—	59,999,990
Stockholders’ equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized; none issued or outstanding(2)	—	—
Common stock, $.001 par value, 10,000,000 shares authorized; 5,750,000 shares issued and outstanding, actual; 19,000,001 shares issued and outstanding (excluding 5,999,999 shares subject to possible conversion), as adjusted(2)	5,750	19,000	(3)
Additional paid-in capital	17,250	131,199,010
Deficit accumulated during the development stage	(2,604)	(2,604)

Total stockholders’ equity	20,396	131,215,406

Total capitalization	$235,500	$200,170,396

(1)	Includes the $5,800,000 we will receive from the sale of the insider warrants. Assumes the over-allotment option has not been exercised.

(2)	Prior to the closing of this offering, we will modify our capital structure to consist of 300,000,000 shares of common stock and 100,000,000 shares of preferred stock.

(3)	Assumes the over-allotment option has not been exercised and an aggregate of 750,000 shares of common stock have been forfeited by our initial stockholders as a result thereof.

If we consummate a business combination, the conversion rights afforded to our public stockholders (but not our existing stockholders) may result in the conversion into cash of up to one share less than 30% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account (a portion of which is made up of $8,955,000 in deferred underwriting discounts and commissions), inclusive of any interest thereon not previously released to us for working capital requirements and tax obligations, as of two business days prior to the proposed consummation of a business combination, divided by the number of shares sold in this offering. Because converting stockholders will receive their proportionate share of the deferred underwriting discounts and commissions and the underwriters will be paid the full amount of their deferred underwriting compensation at the time of the consummation of our initial business combination, our company (and, therefore, the non-converting stockholders) will bear the financial effect of such payments to both the converting stockholders and the underwriters.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were formed on September 6, 2007 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt, or a combination of cash, capital stock, and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if we issue preferred stock with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay such indebtedness even if we have made all principal and interest payments when due if the debt securities contain covenants that require the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt securities are payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt securities contain covenants restricting our ability to obtain additional financing while such securities are outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

Liquidity and Capital Resources

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $605,000 and underwriting discounts of $14,000,000, or $16,100,000 if the over-allotment option is exercised in full, will be approximately $185,395,000, or $213,295,000 if the underwriters’ over-allotment option is exercised in full. However, the underwriters have agreed that approximately $0.45 per unit of the underwriting discounts and commissions will be deferred and will not be payable unless and until we consummate a business combination. Accordingly, $194,200,000, or $223,443,250 if the over-allotment option is exercised in full, plus the $5,800,000 we will receive from the sale of the insider warrants, will be held in trust and the remaining $150,000 in either event, will not be held in trust. We intend to use substantially all of the net proceeds of this offering, including the funds held in the trust account (excluding deferred underwriting discounts and commissions), to acquire a target business and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions, and for marketing, research, and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees that we incur prior to the completion of our business combination if the funds available to us outside of the trust account are insufficient to cover such expenses.

We believe that, upon consummation of this offering, the $150,000 of net proceeds not held in the trust account, plus (i) interest earned on the funds in the trust account up to $3,500,000 that may be released to us as well as (ii) interest earned on the funds in the trust account for any amounts necessary for our tax obligations, will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants, or similar locations of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire, and structuring, negotiating, and consummating the business combination. We anticipate that we will incur approximately:

•	$1,750,000 of expenses for the search for target businesses and for the legal, accounting, and other third-party expenses attendant to the due diligence investigations, structuring, and negotiating of a business combination;

•	$750,000 of expenses for the due diligence and investigation of a target business by our officers, directors, and special advisors;

•	$200,000 of expenses in legal and accounting fees relating to our SEC reporting obligations;

•	$240,000 for the administrative fee payable to Hauslein & Company ($10,000 per month for 24 months); and

•	$710,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $200,000 for director and officer liability insurance premiums.

We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us, although we have not entered into any such arrangement and have no current intention of doing so.

Related Party Transactions

We are obligated, commencing on the date of this prospectus, to pay to Hauslein & Company, an affiliate of James N. Hauslein, a monthly fee of $10,000 for general and administrative services.

As of the date of this prospectus, James N. Hauslein and Promethean Investments LLP have advanced an aggregate of $150,000 to us for payment of offering expenses on our behalf. The loans will be payable, at 5% interest per year, within 60 days of the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust and from interest earned on the trust account that may be distributed to us.

James N. Hauslein, Gaurav V. Burman, Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Promethean plc have committed to purchase an aggregate of 5,800,000 warrants at $1.00 per warrant (for a total purchase price of $5,800,000) from us. These purchases will take place on a private placement basis simultaneously with the consummation of this offering. The purchasers will use their own funds personally or through wholly owned entities to make such purchases.

We do not believe that the sale of the insider warrants will result in the recognition of any stock-based compensation expense as the warrants are being sold at or above fair value. However, the actual fair value of the warrants and any stock-based compensation expense will be determined on the date of issuance of the warrants.

PROPOSED BUSINESS

Introduction

We are a Delaware blank check company formed on September 6, 2007 to complete a business combination with one or more operating businesses. Our efforts in identifying a prospective target business will not be limited to a particular industry or geography. We do not have any specific merger, stock exchange, asset acquisition, reorganization, or other business combination under consideration or contemplation and we have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. To date our efforts have been limited to organizational activities as well as activities related to this offering.

We intend to take advantage of the unique strengths of our management and advisory team in evaluating prospective target businesses. James N. Hauslein, our chairman and chief executive officer, has over 20 years of private equity investing experience, was involved in the acquisition of a controlling interest in Sunglass Hut International (previously NASDAQ: RAYS) in 1987, and led the buyout of Sunglass Hut in 1991. As chairman of Sunglass Hut from 1991 to 2001 and as its chief executive officer from May 1997 to January 1998 and January 2001 to April 2001, Mr. Hauslein led its growth into a complex, vertically integrated, international consumer products business conducting transactions in multiple currencies, products, languages, and geographies. Gaurav V. Burman, our president and secretary and a member of our board of directors, is a founding partner of Promethean Investments. Promethean Investments is the investment manager to funds with, in aggregate, approximately $225 million under management through one private fund and two publicly listed funds, Promethean plc (AIM: PTH) and Promethean India plc (AIM: PTHI). Promethean Investments’ founding partners, including Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Mr. Burman, have, in aggregate, over 55 years of investing experience, a network of advisory relationships, and access to corporate board rooms and senior management teams.

Competitive Advantages

Management Expertise

James N. Hauslein, our chairman and chief executive officer, served as chairman of Sunglass Hut International from 1991 to 2001 and served as chief executive officer from May 1997 to January 1998 and January 2001 to April 2001. Mr. Hauslein has significant experience operating a complex, vertically integrated, international consumer products business conducting transactions in multiple currencies, products, languages, and geographies. During Mr. Hauslein’s tenure at Sunglass Hut International, he led the growth of its revenues from approximately $37 million in 1987 to approximately $680 million for fiscal 2000 prior to its acquisition by Luxottica Group SpA (Milan and NYSE: LUX) in April 2001. At the time of Luxottica Group’s acquisition, Sunglass Hut International operated approximately 2,000 company-owned Sunglass Hut International, Watch Station, Watch World, and combination stores in the United States, Canada, the Caribbean, Europe, Asia, Australia, and New Zealand.

Gaurav V. Burman, our president and secretary and a member of our board of directors, was a director in the business development group at Dabur India Ltd. (Mumbai: DABUR), a $2 billion market cap company controlled by Mr. Burman’s family. Mr. Burman was involved in negotiating joint ventures with leading UK, European, and U.S. companies seeking to access the Indian market. Furthermore, Mr. Burman and Mohit Burman, one of our special advisors and Mr. Burman’s brother, formed joint ventures with prominent global financial services companies, such as Fidelity International, Aviva plc, and ABN AMRO, to enable them to access the Indian market.

Assistance of Promethean

Promethean Investments has a strong track record of identifying small and mid-cap businesses with temporary challenges or structural problems and helping management effect change to create value. Since its formation in 2005, Promethean Investments has made seven acquisitions of, or significant investments in, private companies across a wide variety of sectors and has also made a number of equity investments in public companies. We expect that Promethean’s founding partners will help us identify and evaluate target companies and assist us with the due diligence of the target company. Other than Mr. Burman, none of these individuals is required to commit any specified amount of time to our affairs. Sir Peter Burt is currently the chairman of Promethean India plc and of Promethean plc. Sir Peter Burt has over 25 years of investment experience combined with significant acquisition and integration experience and proven operating and management skills. Sir Peter Burt spent most of his career with Bank of Scotland, where he became Chief General Manager and Chairman of the Management Board in 1988, and later became Group CEO. Sir Peter Burt was Deputy Chairman of HBOS plc from 2001 to 2003 after Bank of Scotland’s £28 billion merger with Halifax. Sir Peter Burt served on the board of directors for Royal Dutch Shell, served as chairman of ITV, the UK’s largest terrestrial broadcaster, and was a special advisor to Apax, a position he left when he founded Promethean plc. Mohit Burman is the leader of the India investment team for Promethean India plc and is a director of Promethean India Advisors Ltd. Mohit Burman is a director of Dabur, ABN AMRO Securities India, Mahindra Forging, and Dabur Pharmaceuticals and has successfully identified and executed six private equity transactions in India. Michael W. Burt is a partner of Promethean Investments and is a director of a number of privately held UK companies. Mr. Burt has over 10 years of private equity experience. Michael T. Biddulph is a partner of Promethean Investments and is a director of a number of privately held UK companies. Mr. Biddulph has 10 years of investment experience in a broad range of sectors including the healthcare, manufacturing, and support services sectors.

Promethean Investments has agreed to make investment professionals located in its offices in London, New Delhi, and Mumbai available, at no cost to us, to actively source, evaluate, and assist us in the due diligence of a target company. In addition, Promethean has agreed that it will provide us a right of first refusal with respect to any potential investment opportunity except (i) any investment in an entity incorporated or formed in the United Kingdom which does not exceed $100 million of equity by Promethean or (ii) any investment in an entity incorporated or formed in India which does not exceed $50 million of equity by Promethean India.

Merger and Acquisition Expertise

Our executive officers, directors, and special advisors have extensive experience in both private equity investing and public company mergers and acquisitions, both domestically and internationally. We believe that this experience will allow us to critically evaluate the potential benefits as well as the risks involved in any proposed business combination. The experience of our executive officers will be critical to our successfully identifying and completing an initial business combination.

Mr. Hauslein has over 20 years of private equity investing experience and is currently a director of Promethean India plc. Mr. Hauslein, along with his other partners at Kidd, Kamm & Company and Desai Capital, acquired a controlling interest in Sunglass Hut International in June 1987 for a total transaction value of approximately $36 million. In 1991, Mr. Hauslein led the buyout of Sunglass Hut International from the other Kidd, Kamm shareholders and the founders for an enterprise value of approximately $78 million. Mr. Hauslein led the sale of Sunglass Hut International to Luxottica Group SpA in April 2001 for an enterprise value of approximately $681 million. While at Sunglass Hut International, Mr. Hauslein presided over numerous add-on acquisitions in the United States and Australia. In connection with the sale of Sunglass Hut International, Mr. Hauslein entered into a noncompetition agreement that lasted until April 2006. During that time, Mr. Hauslein identified and invested in several private companies. Prior to his tenure at Sunglass Hut, Mr. Hauslein was a partner at private equity firm Kidd, Kamm & Company, where he was responsible for identifying, consummating, and overseeing a number of middle-market acquisitions. Mr. Hauslein is an independent director of GLG Partners (NYSE: GLG) and was previously an independent director of Freedom Acquisition Holdings (formerly AMEX: FRH), a $528 million general purpose blank check company that recently completed a business combination with GLG Partners in a transaction valued at approximately $3.4 billion. Mr. Hauslein is also an independent director of Liberty Acquisition Holdings (AMEX: LIA), a general purpose blank check company that raised approximately $1 billion in its December 2007 initial public offering.

Mr. Burman has over 10 years of experience in private equity, in which he has invested in companies in India, the United Kingdom, Europe, and the United States. Prior to helping found Promethean, Mr. Burman was a director at Dresdner Kleinwort Capital, where he was instrumental in forming Dresdner’s US$125 million media and technology fund in which he was a founding partner. While a member of the U.S. media and technology team, Mr. Burman originated, structured, and executed a number of direct equity investments in India, the United Kingdom, Europe, and the United States. Mr. Burman also sat on the Investment Committee of Dresdner’s Fund of Funds business and was part of a team that allocated over $1 billion to private equity funds globally.

Since 2005, Promethean Investments has made seven acquisitions of, or significant investments in, private companies across a wide variety of sectors and has also made a number of equity investments in public companies.

Established Deal Sourcing Network

We believe that the extensive contacts and relationships of our executive officers, directors, and special advisors and their experience in finding and executing business, investment, and acquisition transactions will enable us to successfully source, evaluate, and execute an initial business combination opportunity. Additionally, our executive officers, directors, and special advisors have extensive contacts with consultants, investment bankers, attorneys, and accountants, among others. While the past successes of our executive officers, directors, and special advisors do not guarantee that we will successfully identify and consummate an initial business combination, they will play an important role in assisting us in finding potential targets and negotiating an agreement for our initial business combination. We will not enter into a business combination with any business with which Promethean has previously had acquisition or investment discussions prior to the consummation of this offering.

Geographically Diverse Transaction Teams

Our executive officers, directors, and special advisors are located in the United States, the United Kingdom, and India. We believe this geographic coverage will provide us with a much greater selection of candidates for an initial business combination. The presence of our executive officers, directors, and special advisors in those locales will allow us to quickly evaluate and capitalize on potential opportunities. Finally, since those people live in these locales, we believe that we will be better able to evaluate the relative merits of a proposed business combination candidate. However, we will not be limited to any specific geography for our initial business combination.

Business Strategy

We have identified the following criteria and guidelines that we believe are important in evaluating prospective target businesses. We will use these criteria and guidelines in evaluating acquisition opportunities. However, we may decide to enter into a business combination with a target business that does not meet these criteria and guidelines.

•	Established Companies with Proven Track Records. We will seek to acquire established companies with sound historical operating performance, including those whose existing capital structure or capital needs may present financial challenges. For instance, we believe that target companies exist that have a strong operating history but that may require additional equity in order to deleverage their existing capital structure or otherwise expand their business. These companies may be unable to obtain capital on satisfactory terms in the current marketplace and may therefore view a combination with our company, and the resultant access to our capital resources, to be attractive. We will typically focus on companies with a history of strong operating and financial results and we do not intend to acquire start-up companies.

•	Companies with Sound Business Models. We will target acquisition candidates with sound business models that offer opportunities for growth.

•	Strong Competitive Industry Position. We will seek to acquire businesses that operate within industries that have strong fundamentals. The factors we will consider include competitive dynamics, level of consolidation, need for capital investment, and barriers to entry. We will examine the ability of these target businesses to defend and improve their advantages in areas that may include product or service quality, customer loyalty, investment needs, and brand positioning.

•	Experienced Management Team. We will seek to acquire businesses that have successful management teams. We will focus on management teams with a proven track record of driving revenue growth and enhancing the profitability of the acquisition candidate.

Effecting a Business Combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt, or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be applied generally toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, investors in this offering are investing without first having an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company that does not need substantial additional capital but that desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control, and compliance with various Federal and state securities laws. While some such candidates will view a business combination with our company favorably in light of such considerations, other candidates may view a potential combination unfavorably because of certain disadvantages inherent in a business combination with us. See “Proposed Business — Competition” for a discussion of these disadvantages. While we may seek to effect simultaneous business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not identified a target business or target industry

To date, we have not selected any target business or target industry on which to concentrate our search for a business combination. Our officers and directors have neither individually identified or considered a target business nor have they had any discussions regarding possible target businesses among themselves or with our underwriters or other advisors. None of our officers, directors, promoters, or other affiliates has engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition, or other similar business combination with us, nor have we, nor any of our agents or affiliates, been approached by any candidates (or representatives of any candidates) with respect to a possible acquisition transaction with us. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any potential acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate such an acquisition candidate. We have also not conducted any research with respect to identifying the number and characteristics of potential acquisition candidates. As a result, we cannot assure you that we will be able to locate a target business or that we will be able to engage in a business combination with a target business on favorable terms.

Subject to the limitations that a target business have a fair market value of at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions), as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We will not enter into a business combination with any business with which Promethean has previously had acquisition or investment discussions prior to the consummation of this offering. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. Although we will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

While we have not yet identified any acquisition candidates, we believe based on our management’s and Promethean’s business knowledge and past experience that there are numerous acquisition candidates. We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds, and other members of the financial community. Target businesses may be brought to our attention by such unaffiliated sources as a result of being solicited by us through calls, mailings, or advertisements. These sources may also introduce us to target businesses they think we may be interested in on an unsolicited basis, since many of these sources will have read this prospectus. While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, we may engage these firms or other individuals in the future if we believe that such firm or individual could add significant value by identifying a unique acquisition opportunity or otherwise assisting in structuring a transaction. In the event we engage such firm or individual, we may pay a finder’s fee, consulting fee, or other compensation to be determined in an arm’s-length negotiation based on the terms of the transaction. Our officers and board of directors will take into consideration similar fees paid by other companies for acquisitions of a similar size and use their business judgment when determining the size of any finder’s fee.

Our officers and directors, as well as their affiliates, may also bring to our attention target business candidates that they become aware of through their business contacts as a result of formal or informal inquiries or discussions they may have, as well as attending trade shows or conventions. Our management has experience in evaluating transactions but will retain advisors as they deem necessary to assist them in their due diligence efforts.

In no event, however, will any of our existing officers, directors, stockholders, or special advisors, or any entity with which they are affiliated, be paid, from us or a target business, any finder’s fee, consulting fee, or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination (regardless of the type of transaction). If we determine to enter into a business combination with a target business that is affiliated with our officers, directors, special advisors, or stockholders, we would do so only if we obtained an opinion from an independent investment banking firm, that is a member of FINRA, that the business combination is fair to our unaffiliated stockholders from a financial point of view. However, as of the date of this prospectus, there are no affiliated entities that we would consider as a business combination target. We also do not anticipate acquiring an entity with which our officers or directors, through their other business activities, had acquisition or investment discussions, nor do we anticipate acquiring an entity that is either a portfolio company of, or has otherwise received a financial investment from, Promethean or another private equity or investment banking firm (or an affiliate thereof) that is affiliated with our management. However, if we determine to acquire an entity affiliated with our officers, directors, special advisors, initial stockholders, or their affiliates, we are required to obtain an opinion from an independent investment banking firm, which is a member of FINRA, that the business combination is fair to our unaffiliated stockholders from a financial point of view. Firms providing fairness opinions typically place limitations on the purposes for which the opinion may be used, and there can be no assurances that, as a result of such limitations or applicable law, stockholders, in addition to our board of directors, will be entitled to rely on the opinion. We expect that any firm selected by us to provide a fairness opinion will adhere to general industry practice in stating the purposes for which its opinion may be used. When deciding to select a particular investment banking firm, one of the factors we will consider is that firm’s view on whether or not our stockholders may rely on its opinion.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions), we will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any other specific attributes or criteria

(financial or otherwise) for prospective target businesses. In evaluating a prospective target business, we may consider a variety of factors, including one or more of the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of products or services;

•	degree of current or potential market acceptance of products or services;

•	proprietary features and degree of intellectual property or other protection of products or services;

•	regulatory environment of the industry; and

•	time and costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review that will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information that is made available to us. This due diligence review will be conducted either by our management or by unaffiliated third parties we may engage, although we have no current intention to engage any such third parties. We intend to have all prospective target businesses execute agreements with us waiving any right, title, interest, or claim of any kind in or to any monies held in the trust account. If any prospective target business refused to execute such agreement, it is unlikely we would continue negotiations with such target business.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Additionally, while we are not obligated to engage any of the underwriters to assist us with locating a target business following this offering, we are not restricted from doing so. If we did, we may pay a fee to them for their services for assisting us in locating a target business.

Fair market value of target business

The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions), although we may acquire a target business whose fair market value significantly exceeds 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions). We anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business. We may, however, structure a business combination to acquire less than 100% of such interests or assets of the target business but will not acquire less than a controlling interest (which would be greater than 50% of the voting securities of the target business). We will not become a holding company for a minority interest in a target business. In all instances, we would acquire an entity which we would control for accounting purposes, meaning we would either consolidate the business of our target into our financial statements or such target’s financial statements would become our financial statements going forward. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and seek to raise additional funds through a private offering of debt or equity securities. As a result, our stockholders may become minority stockholders subsequent to a business combination. Since we have no specific business combination under consideration, we have not entered into any such fundraising arrangement and have no current intention of doing so. The fair market value of the target will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings and cash flow, and book value). If our board is not able to independently determine that the target business has a sufficient fair market value to meet the threshold criterion or the target business is affiliated with our officers, directors, special advisors, or existing stockholders, we will obtain an opinion from an unaffiliated, independent investment banking firm, that is a member of FINRA, with respect to the satisfaction of such criteria. Firms providing fairness opinions typically place limitations on the purposes for which the opinion may be used, and there can be no assurances that, as a result of such limitations or applicable law, stockholders, in addition to our board of directors, will be entitled to rely on the opinion. We expect that any firm selected by us to provide a fairness opinion will adhere to general industry practice in stating the purposes for which its opinion may be used. When deciding to select a particular investment banking firm, one of the factors we will consider is that firm’s view on whether or not our stockholders may rely on its opinion.

Issuance of additional debt or equity

We may need to raise additional equity or incur additional debt financing in order to consummate an acquisition. As the valuation of the proposed target business increases, a greater amount of such additional equity or debt would be required. The mix of debt or equity would depend on the nature of the potential target business, including its historical and projected cash flow and its projected capital needs. It would also depend on general market conditions at the time, including prevailing interest rates and debt to equity coverage ratios. For example, capital intensive businesses usually require more equity and mature businesses with steady historical cash flow may sustain higher debt levels than growth companies.

We believe that it is typical for private equity firms and other financial buyers to use leverage to acquire operating businesses. Such debt is often in the form of both senior secured debt and subordinated debt, which may be available from a variety of sources. Banks and other financial institutions may provide senior or senior secured debt based on the target company’s cash flow. Mezzanine debt funds or similar investment vehicles may provide additional funding on a basis that is subordinate to the senior or secured lenders. Such instruments typically carry higher interest rates and are often accompanied by equity coverage such as warrants. We cannot assure you that such financing would be available on acceptable terms or at all. The proposed funding for any such business combination would be disclosed in the proxy statement relating to the required stockholder approval for the business combination.

Lack of business diversification

Our business combination must be with a target business or businesses that collectively satisfy the minimum valuation standard at the time of such acquisition, as discussed above, although this process may entail the simultaneous acquisitions of several operating businesses at the same time. Therefore, at least initially, the prospects for our success may depend entirely upon the future performance of a single business. Unlike other entities that may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive, and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the performance of a single operating business or the development or market acceptance of a single or limited number of products or services.

If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

Limited ability to evaluate the target business’ management

Although we intend to scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management team will have the necessary skills, qualifications, or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that some of our key personnel will remain associated with us in senior management or advisory positions following a business combination, it is unlikely that they will devote their full time efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting arrangements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for them to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of our key personnel may influence their motivation in identifying and selecting a target business, their ability to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge, or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with any such transaction, we will also submit to our stockholders for approval a proposal to amend our amended and restated certificate of incorporation to provide for our corporate life to continue perpetually following the consummation of such business combination. Any vote to extend our corporate life to continue perpetually following the consummation of a business combination will be taken only if the business combination is approved. We will only consummate a business combination if stockholders vote both in favor of such business combination and the amendment to extend our corporate life.

In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, as amended, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective initial shares in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement will not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers, and directors. Accordingly, they may vote those shares on a proposed business combination in any way they choose. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders is voted in favor of the business combination and public stockholders owning less than 30% of the shares sold in this offering both exercise their conversion rights and vote against the business combination.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Our existing stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly, whether included in or underlying their initial shares or purchased by them in this offering or in the aftermarket. The actual per-share conversion price will be equal to the amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any accrued interest, net of any income taxes on such interest, which shall be paid from the trust account, and net of interest income of up to $3.5 million previously released to us to fund our working capital requirements (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into account any interest earned on the trust account, the initial per-share conversion price would be $10.00.

An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement, which will occur at least 10 days prior to the stockholders’ meeting, and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Additionally, we may require public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent at any time through the vote on the business combination or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The proxy solicitation materials that we will furnish to stockholders in connection with the vote for any proposed business combination will indicate whether we are requiring stockholders to satisfy such certification and delivery requirements. Accordingly, a stockholder would have from the time we send out our proxy statement through the vote on the business combination to tender his shares if he wishes to seek to exercise his conversion rights. This time period varies depending on the specific facts of each transaction. As the delivery process can be accomplished by the stockholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC System, we believe this time period is sufficient for an average investor. However, because we do not have any control over this process, it may take significantly longer than we anticipate. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to convert. After the business combination was approved, the company would contact such stockholder to arrange for him to deliver his certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which he could monitor the price of the stock in the market. If the price rose above the conversion price, he could sell his shares in the open market before actually delivering his shares to the company for cancellation. Conversely, if the market price fell below the conversion price, he could deliver his shares to the company and receive the conversion price. The requirement for physical or electronic delivery prior to the meeting ensures that a converting holder’s election to convert is irrevocable once the business combination is approved. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $25 and it would be up to the broker whether or not to pass this cost on to the converting holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise conversion rights to tender their shares prior to the meeting because the need to deliver shares is a requirement of conversion regardless of the timing of when such delivery must be effectuated. Accordingly, this would not result in any increased cost to stockholders when compared to the traditional process unless the stockholders elect conversion but the transaction is not approved, which may result in a stockholder incurring a $25 fee.

Any request for conversion, once made, may be withdrawn at any time up to the vote taken with respect to the proposed business combination. Furthermore, if a stockholder delivered his certificate for conversion and subsequently decided prior to the meeting not to elect conversion, he may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise any warrants they hold.

If a vote on our initial business combination is held and the business combination is not approved, we may continue to try to consummate a business combination with a different target until 24 months from the date of this prospectus. If the initial business combination is not approved or completed for any reason, then public stockholders voting against our initial business combination who exercised their conversion rights would not be entitled to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust account. In such case, if we have required public stockholders to tender their certificates prior to the meeting, we will promptly return such certificates to the tendering public stockholders. Public stockholders would be entitled to receive their pro rata share of the aggregate amount on deposit in the trust account only in the event that the initial business combination they voted against was duly approved and subsequently completed, or in connection with our liquidation.

We will not complete any business combination if public stockholders owning 30% or more of the shares sold in this offering both exercise their conversion rights and vote against the business combination. Accordingly, it is our understanding and intention in every case to structure and consummate a business combination in which public stockholders owning up to one share less than 30% of the shares sold in this offering may exercise their conversion rights and the business combination will still go forward. We have set the conversion percentage at 30% in order to reduce the likelihood that a small group of investors holding a block of our stock will be able to stop us from completing a business combination that is otherwise approved by a large majority of our public stockholders.

Investors in this offering who do not sell the warrants included in the units, or persons who purchase common stock in the aftermarket at a price in excess of $10.00 per share, may have a disincentive to exercise their conversion rights because the amount they would receive upon conversion could be less than their original or adjusted purchase price.

Liquidation if no business combination

Our amended and restated certificate of incorporation provides that we will continue in existence only until January 23, 2010. This provision may not be amended except by the affirmative vote of a majority of our common stock in connection with the consummation of a business combination or, in all other cases, by at least 95% of the common stock issued in this offering. If we have not completed a business combination by such date, our corporate existence will cease except for the purposes of winding up our affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if our board of directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the Delaware General Corporation Law. Accordingly, limiting our corporate existence to a specified date as permitted by Section 102(b)(5) of the Delaware General Corporation Law removes the necessity to comply with the formal procedures set forth in Section 275 (which would require our board of directors and stockholders to formally vote to approve our dissolution and liquidation and to file a certificate of dissolution with the Delaware Secretary of State). We view this provision terminating our corporate life by January 23, 2010 as an obligation to our stockholders and will not take any action to amend or waive this provision to allow us to survive for a longer period of time except in connection with the consummation of a business combination. In addition, we will not support, directly or indirectly, or in any way endorse or recommend, that stockholders approve an amendment or modification to this provision and are contractually obligated not to amend or waive this provision pursuant to the underwriting agreement that we will enter into with the underwriters in connection with this offering.

If we are unable to complete a business combination by January 23, 2010, we will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets (subject to our obligations under

Delaware law to provide for claims of creditors as described below). We anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate such distribution. Our initial stockholders have waived their rights to participate in any liquidating distribution with respect to their initial shares. There will be no distribution from the trust account with respect to our warrants, which will expire worthless. We will pay the costs of liquidation from our remaining assets outside of the trust account. If such funds are insufficient, James N. Hauslein and Gaurav V. Burman have agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment of such expenses.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors, which could include vendors and service providers we have engaged to assist us in any way in connection with our search for a target business and that are owed money by us, as well as target businesses themselves, which claims could have higher priority than the claims of our public stockholders. Messrs. Hauslein and Burman have personally agreed, pursuant to agreements with us, Lazard Capital Markets, and Morgan Stanley that, if we liquidate prior to the consummation of a business combination, that they will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of this offering not held in the trust account, but only if, and to the extent, the claims reduce the amount in the trust account. We believe that our board of directors may be obligated to pursue a potential claim for reimbursement from Messrs. Hauslein and Burman pursuant to the terms of their agreements with us if it would be in the best interests of our stockholders to pursue such a claim. Such a decision would be made by a majority of our disinterested directors based on the facts and circumstances at the time. We cannot assure you, however, that they would be able to satisfy those obligations. Furthermore, Messrs. Hauslein and Burman will not have any personal liability (1) as to any claimed amounts owed to a third party who executed a waiver (including a prospective target business), even if such waiver is subsequently found to be invalid or unenforceable, and (2) as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Accordingly, the actual per-share liquidation price could be less than $10.00, plus interest, due to claims of creditors. Furthermore, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $10.00 per share.

Our public stockholders will be entitled to receive funds from the trust account only in the event of the expiration of our corporate existence and our liquidation or if they seek to convert their respective shares into cash upon a business combination that the stockholder voted against and that is completed by us. In no other circumstances will a stockholder have any right or interest of any kind in or to the trust account.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after January 23, 2010 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date. Because we will not be complying with Section 280, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims, and (iii) all claims that may potentially be brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any claims of creditors known to us at that time or those that we believe could potentially be brought against us within the subsequent 10 years prior to our distributing the funds in the trust account to our public stockholders. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors and service providers (such as accountants, lawyers, and investment bankers) and potential target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, and prospective target businesses execute agreements with us waiving any right, title, interest, or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our public stockholders. Nevertheless, we cannot assure you of this fact, as there is no guarantee that vendors, service providers, and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. A court could also conclude that such agreements are not legally enforceable. As a result, if we liquidate, the per-share distribution from the trust account could be less than $10.00 due to claims or potential claims of creditors.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, any distributions received by our stockholders could be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after January 23, 2010, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors or as having acted in bad faith, and thereby expose itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Competition

In identifying, evaluating, and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. There are numerous blank check companies that have completed initial public offerings in the United States since August 2003 that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies completing initial public offerings after the date of this prospectus and prior to our completion of a business combination. Additionally, we may be subject to competition from entities other than blank check companies having a business objective similar to ours, including venture capital firms, leveraged buyout firms, and operating businesses looking to expand their operations through the acquisition of a target business. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human, and other resources than we possess and our financial resources will be relatively limited when compared with those of many of these competitors. While we believe there may be numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further, the following may not be viewed favorably by certain target businesses:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders that both vote against the business combination and exercise their conversion rights may reduce the resources available to us for a business combination;

•	the requirement to acquire assets or an operating business that has a fair market value equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions) could require us to acquire several assets or closely related operating businesses at the same time, all of which sales would be contingent on the closings of the other sales, which could make it more difficult to consummate the business combination; and

•	our outstanding warrants, and the potential future dilution they represent.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. We believe, however, that our status as a public entity and potential access to the public equity markets may give us a competitive advantage over privately held entities having a similar business objective as ours in acquiring a target business on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at c/o Hauslein & Company, 11450 SE Dixie Highway, Suite 206, Hobe Sound, Florida 33455. Hauslein & Company has agreed to provide us with certain administrative, technology, and secretarial services, as well as the use of certain limited office space, including a conference room, at this location pursuant to a letter agreement between us and Hauslein & Company. The cost for the foregoing services to be provided to us by Hauslein & Company is $10,000 per month. We believe, based on rents and fees for similar services, that the fee charged by Hauslein & Company is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process. Accordingly, once we locate a suitable target business to acquire, our management will spend more time investigating such target business and negotiating and processing the business combination (and consequently devote more time to our affairs) than they would prior to locating a suitable target business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock, and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual, quarterly, and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will provide stockholders with audited financial statements of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with U.S. generally accepted accounting principles. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with U.S. generally accepted accounting principles or that the potential target business will be able to prepare its financial statements in accordance with U.S. generally accepted accounting principles. To the extent that this requirement cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.

We may be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2008. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Legal Proceedings

There is no material litigation currently pending against us.

Comparison to Offerings of Blank Check Companies

The following table compares and contrasts the terms of this offering and the terms of an offering by blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and commissions, and expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms	Terms
	of	Under a
	This	Rule 419
	Offering	Offering
Escrow of offering proceeds	$194,200,000 of the net offering proceeds plus the $5,800,000 we will receive from the sale of the insider warrants will be deposited into a trust account at Bank of America, maintained by American Stock Transfer & Trust Company, acting as trustee.	$166,855,500 of the offering proceeds would be required to be deposited into either an escrow account with an insured depository institution or in a separate bank account established by a broker-dealer in which the broker- dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds	The $194,200,000 of net offering proceeds plus the $5,800,000 we will receive from the sale of the insider warrants held in trust will only be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a- 7 promulgated under the Investment Company Act of 1940.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

	Terms	Terms
	of	Under a
	This	Rule 419
	Offering	Offering

Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions).	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless Lazard Capital Markets and Morgan Stanley inform us of their decision to allow earlier separate trading, provided we have filed with the SEC a Current Report on Form 8-K that includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise and consummation of the over-allotment option. We will also include in the Form 8-K, an amendment thereto, or in a subsequent Form 8-K, information indicating if Lazard Capital Markets and Morgan Stanley have allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus.	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination and one year from the date of this prospectus and, accordingly, will	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would

	Terms	Terms
	of	Under a
	This	Rule 419
	Offering	Offering

	be exercised only after the trust account has been terminated and distributed.	be deposited in the escrow or trust account.

Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus will be given the right to convert his or her shares into his or her pro rata share of the trust account; provided that if holders of 30% or more of our outstanding common stock both elect to convert their shares and vote against the business combination, we will not consummate such business combination. However, a stockholder who does not follow these procedures or a stockholder who does not take any action will not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the prospectus, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline	Pursuant to our amended and restated certificate of incorporation, our corporate existence will cease 24 months from the date of this prospectus except for the purposes of winding up our affairs and we will liquidate. However, if we complete a business combination within this time period, we will amend this provision to allow for our perpetual existence following such business combination.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Interest earned on the funds in the trust account	There can be released to us, from time to time, (i) interest earned on the funds in the trust account up to an aggregate of $3,500,000 to fund expenses related to investigating	All interest earned on the funds in the trust account would be held in trust for the benefit of public stockholders until the earlier of the completion of a business

	Terms	Terms
	of	Under a
	This	Rule 419
	Offering	Offering

	and selecting a target business and our other working capital requirements and (ii) interest earned on the funds in the trust account for any amounts necessary to pay our tax obligations. The remaining interest earned on the funds in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.	combination and our liquidation upon failure to effect a business combination within the allotted time.

Release of funds	Except for (i) interest earned on the funds in the trust account up to $3,500,000 that we may need to fund expenses related to investigating and selecting a target business and our other working capital requirements and (ii) interest earned on the funds in the trust account for any amounts that we may need to pay our tax obligations that may be released to us from the trust account balance, the proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

James N. Hauslein	48	Chairman of the Board, Chief Executive Officer, and Treasurer
Gaurav V. Burman	36	President, Secretary, and Director
Rohit M. Desai	69	Director
Robert A. Knox	55	Director
Raj Mishra	38	Director

James N. Hauslein has been our chairman, chief executive officer, and treasurer since our inception in September 2007. Since May 2001, Mr. Hauslein has managed his personal private equity and other investments. Mr. Hauslein was involved in the acquisition of a controlling interest in Sunglass Hut International (previously NASDAQ: RAYS) in June 1987. In 1991, Mr. Hauslein led the buyout of Sunglass Hut International. Mr. Hauslein served as chairman of Sunglass Hut International from 1991 to 2001 and served as chief executive officer from May 1997 to January 1998 and January 2001 to April 2001. During Mr. Hauslein’s involvement with Sunglass Hut International, the company increased its revenue through organic growth and acquisitions from approximately $37 million in 1987 to approximately $680 million in fiscal 2000 prior to its sale to Luxottica Group SpA (Milan and NYSE: LUX). While at Sunglass Hut International, Mr. Hauslein presided over numerous add-on acquisitions in the United States and Australia as well as organic growth in North America, the Caribbean, and Europe and a joint venture in Singapore. At the time of Luxottica Group’s acquisition, Sunglass Hut International operated approximately 2,000 company-owned Sunglass Hut International, Watch Station, Watch World, and combination stores in the United States, Canada, the Caribbean, Europe, Asia, Australia, and New Zealand. In connection with the April 2001 sale of Sunglass Hut International, Mr. Hauslein entered into a noncompetition agreement that lasted until April 2006. From 1986 to 1991, Mr. Hauslein was a partner at private equity firm Kidd, Kamm & Company, where he was responsible for identifying, consummating, and overseeing a number of middle-market acquisitions. Mr. Hauslein is an independent director of GLG Partners (NYSE: GLG) and was previously an independent director, from July 2006 to November 2007, of Freedom Acquisition Holdings (formerly AMEX: FRH), a $528 million general purpose blank check company that recently completed a business combination with GLG Partners in a transaction valued at approximately $3.4 billion. Mr. Hauslein is also an independent director of Liberty Acquisition Holdings (AMEX: LIA), a general purpose blank check company that raised approximately $1 billion in its December 2007 initial public offering. Mr. Hauslein is currently a director of Promethean India plc (AIM: PTHI), a listed private equity and investment management business. Mr. Hauslein received his M.B.A., with distinction, from Cornell University’s Johnson Graduate School of Management and his B.S. in chemical engineering from Cornell University.

Gaurav V. Burman has served as our president, secretary, and a member of our board of directors since our inception in September 2007. Mr. Burman is a founding partner of Promethean Investments, which was founded in June 2005. From April 1998 to March 2005, Mr. Burman worked in a variety of capacities for Dresdner Kleinwort Capital, a global private equity firm with over US$1.5 billion under management. Mr. Burman was initially based in London where he was a member of the European mezzanine team. In 1998 after Dresdner acquired Kleinwort Benson, Mr. Burman re-located to New York and reported directly to the head of Dresdner’s Global Private Equity Group. From January 1995 to April 1998, Mr. Burman served as a director in the business development group at Dabur India Ltd. (Mumbai: DABUR). Mr. Burman is a member of the Young Presidents Organization (YPO) and is currently a member of the board of directors of a number of private UK companies. Mr. Burman holds a BA with a dual degree in Economics and History from Tufts University and has remained involved with Tufts, where he is a member of the board of the international overseers. Mr. Burman is the brother of Mohit Burman.

Rohit M. Desai has served as a member of our board of directors since our inception in September 2007. Mr. Desai is also the Chairman, President, and Chief Investment Officer of Desai Capital Management

Incorporated (“DCMI”), positions he has held since founding DCMI in 1984. DCMI is a New York-based private equity investment firm that, since inception, has sponsored four institutional investment partnerships, each with committed capital between $325 million and $410 million. Prior to the formation of DCMI, Mr. Desai had a 20-year affiliation with JPMorgan from 1964 to 1984, where he was a Senior Vice President, Head of Special Investments, which included private equity investments, real estate investments, venture capital, and oil and gas investments. Mr. Desai has served on the board of directors of the following public companies: The Rouse Company from January 1989 to November 2004, Sitel Corporation from April 2000 to January 2007, TeleCorp PCS from December 1997 to November 2001, SunCom Wireless from May 2002 to October 2006, Independence Community Bank from April 1992 to June 2006, and Sunglass Hut International from June 1987 to July 1991 and March 1993 to April 2001. During his service as a director of The Rouse Company, Mr. Desai served as chairman of various board committees, including the audit committee and the compensation committee. Mr. Desai also served on the executive compensation, audit, nominating, and governance committees of many of the boards on which he sat. From May 1993 to present, Mr. Desai has served on the board of Finlay Enterprises, Inc., a retailer of fine jewelry, and on the advisory board of Burgundy Asset Management Ltd., a Canadian investment advisory firm providing discretionary investment management to private individuals, charitable foundations, and select institutional investors. Mr. Desai also serves on the audit and nominating committees of Finlay Enterprises, Inc. Mr. Desai graduated from the University of Bombay in 1958 with a Bachelor of Science Degree, the University of North Carolina in 1960 with a Master of Science Degree, and the Harvard Business School in 1964 with an MBA.

Robert A. Knox has served as a member of our board of directors since our inception in September 2007. Since December 1996, Mr. Knox has been a senior managing director of Cornerstone Equity Investors, a New York-based private equity firm that he co-founded. The investment principals of Cornerstone have raised committed capital in excess of $1.2 billion and have funded over 100 companies through middle market buyouts and expansion financings since 1984. Prior to the formation of Cornerstone Equity Investors, from 1994 to December 1996 Mr. Knox was Chairman and Chief Executive Officer, and from 1984 to 1994 he was president of, Prudential Equity Investors, Inc., the private equity affiliate of the Prudential Insurance Company. Mr. Knox currently serves on the Board of Directors and is the lead Director of Health Management Associates (NYSE: HMA) and several private corporations and investment firms. Mr. Knox graduated from Boston University in 1974 with a Bachelor of Arts Degree in Economics and earned an MBA from Boston University in 1975. Mr. Knox is Vice Chairman of the Board of Trustees of Boston University and Chairman of the Investment Committee which manages the University’s endowment.

Raj Mishra has served as a member of our board of directors since our inception in September 2007. Since July 2003, Mr. Mishra has also been the Founder and Chief Investment Officer of Indea Capital, a $750 million India-dedicated investment management firm. Indea Capital invests in both private and public opportunities, and manages capital for large institutions, pension funds, and many of the world’s prominent families. Indea has offices in Singapore and Mumbai (India) and is regulated by the MAS in Singapore. From October 2001 to July 2003, Mr. Mishra engaged in various activities related to the formation of Indea Capital. Prior to the formation of Indea Capital, from January 1999 to October 2001 Mr. Mishra was Managing Director and Head of Equities of Dresdner Kleinwort Wasserstein, the international investment banking arm of Dresdner Bank. Prior to joining Dresdner, from March 1998 to September 1998 Mr. Mishra was a director with Banco Santander in Hong Kong. From October 1994 to January 1998, Mr. Mishra was a director with Peregrine Securities, where he headed Indian equities and was based in Hong Kong and Mumbai. From December 1993 to October 1994, Mr. Mishra worked as an equity analyst in New York and Mumbai for Smith New Court, an independent British securities house. From July 1991 to January 1993, Mr. Mishra worked as a business analyst in New Delhi for Ranbaxy Labs, India’s largest pharmaceutical company. Mr. Mishra graduated from Xavier Institute of Management in India with a degree in Economics and earned an MBA in 1991.

There are no family relationships among any of our directors or executive officers. Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the pleasure of the board of directors.

Special Advisors

We may seek guidance and advice from the following special advisors. We have no formal arrangements or agreements with these advisors to provide services to us and they will not receive any remuneration. In addition, our special advisors, unlike our board of directors, will owe us no fiduciary duties nor will they be entitled, in their capacities as special advisors, to vote on any transaction or other matters relating to the company. Furthermore, our special advisors, in their capacities as special advisors, will not be able to formally recommend any transactions to our stockholders on our behalf, to sit on our board of directors, or to sit on any committee of our board of directors. These limitations do not apply to our special advisors as stockholders and also will not apply to any special advisor who joins our board of directors at a later date. Our special advisors will simply provide advice, introductions to potential targets, and assistance to us, at our request, only if they are able to do so. Nevertheless, we believe that their respective business backgrounds and extensive contacts will be helpful to us in our search for a target business and our consummation of a business combination.

John A. Berg has been a Partner since July 2005 with Weston Presidio, a private equity fund that has raised over $3.3 billion in capital since its founding in 1991. Mr. Berg founded and is Managing Partner of Dorset Capital, a private equity fund formed in June 1999 focused on providing capital to growth companies in consumer industries. From August 1988 to June 1999, Mr. Berg was a Senior Managing Director and Director of the Retail and Consumer Products Investment Banking Group at Banc of America Securities and Montgomery Securities. Prior to joining Montgomery, from July 1984 to August 1986 Mr. Berg worked in the investment banking department at Morgan Stanley & Co. Mr. Berg has participated in more than 135 public and private financings and advisory assignments and raised nearly $15 billion for growth companies including Lowe’s Companies, Inc., Abercrombie & Fitch Co., Sunglass Hut International, Inc., Tommy Hilfiger U.S.A., Inc., Staples, Inc., Guitar Center, Inc., and Columbia Sportswear Company. Mr. Berg serves on the boards of Integrity Interactive Corporation, Robbins Brothers, Inc., and Schurman Fine Papers. Mr. Berg received a B.A., Magna Cum Laude, from Williams College and an M.B.A. from the Stanford University Graduate School of Business.

Mohit Burman has been a director of Promethean India Advisors since April 2007. From March 2000 to April 2007, Mr. Burman was senior partner at Dabur Invest Corp. and managing director of Dabur Investment Corporation, which was the Burman family’s investment vehicle for businesses outside of Dabur India Ltd. and Dabur Pharma Ltd. Mr. Burman led this investment company and was responsible for a number of joint ventures (Fidelity International, Aviva plc, ABN AMRO, and Bongrain), strategic investments (Punjab Tractor and Lord Krishna Bank), and financial investments (Centurion Bank). From 1995 to 2000, Mr. Burman was an executive director of Dabur Finance, a non-banking finance company (NBFC) owned by Dabur India Ltd. As a director of Dabur Finance, he built a leading NBFC specializing in fund and fee based financial activities. Mr. Burman serves on the boards of Dabur India, Aviva India Life Insurance, Universal Sompo General Insurance, Dabur International, Dabur Exports, Dabur Securities, Dabur Finance, Dabur Investment Corporation, and Mahindra Forging. He is also the non-executive chairman of Dabur Pharma Ltd. Mr. Burman received his MBA from Babson College. Mr. Burman is the brother of Gaurav V. Burman.

Sir Peter Burt is currently the chairman of Promethean plc, a position he has held since June 2005, and is also chairman of Promethean India plc, a position he has held since April 2007. Sir Peter Burt started his career with Hewlett Packard in California, where he worked from 1968 to 1970. He spent most of his career with Bank of Scotland, which he joined in January 1975. While at Bank of Scotland, he became Chief General Manager and Chairman of the Management Board in 1988, later becoming Group CEO in 1996. Following the merger with Halifax, he became Deputy Chairman in 2001 of HBOS plc. He retired from HBOS plc in January 2003. Sir Peter Burt was a non-executive director of Shell Transport and Trading plc and subsequently of Royal Dutch Shell plc from 2002 to 2006, non-executive chairman of ITV plc from 2004 to 2007, and adviser to Apax Partners from 2003 to 2004, a position he left prior to founding Promethean plc. Sir Peter Burt graduated MA from St. Andrews University in Scotland and received his MBA from the University of Pennsylvania’s Wharton School, where he was a Thouron scholar.

Robert C. Grayson is the founder of The Grayson Company, a consulting firm formed in January 1992 that provides services related to product, marketing, and sales, as well as in-store design, point of purchase presentation, fixture development, production, information systems technology, logistics, real estate, and staffing. Mr. Grayson has served as President of The Grayson Company since its formation. From January 1970 to January 1992, Mr. Grayson served in various positions for The Limited Inc. and played an integral role in growing the business from five stores to over 5,000, and from $2 million in revenue to over $8 billion. From February 1982 to June 1985, Mr. Grayson served as President and CEO of the Limited Stores and Lerner New York, the two largest divisions of The Limited Inc. From August 1992 to August 1996, Mr. Grayson was closely involved in the growth of Tommy Hilfiger Corporation, serving first as a consultant, then as a director, and, from August 1994 to August 1996, as Chairman of Tommy Hilfiger Retail Inc. and Vice Chairman of Tommy Hilfiger Corporation. Mr. Grayson also served from October 1993 to April 2001 on the board of directors of Sunglass Hut International. Presently, Mr. Grayson serves as a director of two publicly held companies, AnnTaylor Corporation and Kenneth Cole, and four privately held companies, Lillian August, Urban Brands, U-Food, and Stax Incorporated.

George L. Pita has served as executive vice president and chief financial officer of Stuart Weitzman, Inc., a Bear Stearns Merchant Banking portfolio company that manufactures fine women’s shoes and handbags, since June 2007. From April 2002 to June 2007, Mr. Pita served in several positions at Perry Ellis International (NASDAQ: PERY), one of the leading apparel companies in the United States, including as executive vice president and chief financial officer from November 2004 to June 2007 and as Senior Vice President of Strategic Planning from April 2002 to November 2004. While at Perry Ellis, Mr. Pita was involved with a number of acquisitions, financings, and public offerings as well as the company’s initial compliance with Section 404 of the Sarbanes-Oxley Act. From October 1989 to January 2002, Mr. Pita served in a variety of financial and operational positions, including chief financial officer, at Sunglass Hut International (formerly NASDAQ: RAYS). During this time, Mr. Pita played a key role in the growth of that company to approximately $680 million in revenue in fiscal 2001 and approximately 2,000 company-owned stores. Mr. Pita was also heavily involved in the acquisitions, financings, public reporting, and public offerings conducted by Sunglass Hut International as well as its ultimate sale to Luxottica Group. Prior to his service at Sunglass Hut International, Mr. Pita was a public accountant at Arthur Andersen, LLP in Miami, Florida from May 1983 to October 1989.

Prior Involvement of Principals in Blank Check Companies

James N. Hauslein, our chairman and chief executive officer, has been involved in other blank check companies. Mr. Hauslein was an independent director, from July 2006 to November 2007, of Freedom Acquisition Holdings, a blank check company with an objective to acquire an operating business. Freedom consummated its initial public offering on December 21, 2006, raising gross proceeds, including the exercise of the over-allotment option, of $528 million at an offering price of $10.00 per unit. Freedom’s units, common stock, and warrants previously traded on the American Stock Exchange under the symbols FRH, FRH.U, and FRH.WS, respectively. Freedom’s units, common stock, and warrants traded from a low of $10.00 per unit to a high of $19.55 per unit, from a low of $8.90 per share to a high of $13.75 per share, and from a low of $1.10 per warrant to a high of $6.00 per warrant, respectively. Freedom recently completed a business combination with GLG Partners, the largest alternative asset manager in Europe, in a transaction valued at approximately $3.4 billion as of the date of the agreement. Upon consummation of the transaction, Mr. Hauslein became an independent director of GLG Partners.

Since August 2007, Mr. Hauslein has been an independent director of Liberty Acquisition Holdings Corp. (AMEX: LIA), a general purpose blank check company that raised approximately $1 billion in its December 2007 initial public offering.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. Commencing on the date of this prospectus through the acquisition of a target business, we will pay Hauslein & Company, an affiliate of James N. Hauslein, a fee of $10,000 per month for providing us with certain administrative, technology, and secretarial services, as well as the use of certain limited office space. However, this arrangement is solely for our benefit and is not intended to provide Mr. Hauslein compensation in lieu of a salary. Other than the $10,000 per month administrative fee, no compensation of any kind, including finders, consulting, or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any actual out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses, performing due diligence on potential business combinations, and travel expenses, meals, and lodging incurred in visiting potential target businesses. There is no limit on the amount of actual out-of-pocket expenses that could be incurred.

Director Independence

The American Stock Exchange requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

We have determined that, upon consummation of this offering, each of Robert A. Knox, Raj Mishra, and Rohit M. Desai, which constitutes a majority of our board, will be an independent director as defined under the American Stock Exchange’s listing standards. Our independent directors will hold regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Audit Committee

Effective upon consummation of this offering, we will establish an audit committee of the board of directors, which will consist of Rohit M. Desai, as chairman, Robert A. Knox, and Raj Mishra, each of whom is an independent director under the American Stock Exchange’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate,” as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

In addition, we must certify to the American Stock Exchange that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Rohit M. Desai satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the SEC.

Nominating Committee

Effective upon consummation of this offering, we will establish a nominating committee of the board of directors, which will consist of Robert A. Knox, as chairman, Raj Mishra, and Rohit M. Desai, each of whom is an independent director under the American Stock Exchange’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers, and others.

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education, or public service;

•	should possess the requisite intelligence, education, and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives, and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism, and an intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background, integrity, and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Code of Ethics and Committee Charters

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business in accordance with applicable federal securities laws and the rules of the American Stock Exchange. We have filed copies of our code of ethics and our board committee charters as exhibits to the registration statement of which this prospectus forms a part. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented. Accordingly, we do not expect our independent directors to present investment and business opportunities to us.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•	The initial shares owned by our officers and directors will be released from escrow only if a business combination is successfully completed, and the insider warrants purchased by our officers and directors and any warrants that they may purchase in this offering or in the aftermarket will expire worthless if a business combination is not consummated. Additionally, our officers and directors will not receive liquidating distributions with respect to any of their initial shares. Furthermore, the purchasers of the insider warrants have agreed that such warrants will not be sold or transferred by them until after we have completed a business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination with.

•	Our directors and officers may purchase shares of common stock as part of this offering or in the open market. If they did, they would be entitled to vote such shares as they choose on a proposal to approve a business combination.

•	Our special advisors owe no fiduciary obligations to us. Therefore, they have no obligation to present business opportunities to us at all and will only do so if they believe it will not violate their fiduciary obligations to others.

In general, officers and directors of a corporation incorporated under the laws of the state of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business;

•	the corporation has an interest or expectancy in the opportunity; and

•	by taking the opportunity, the fiduciary will be placed in a position that conflicts with his duties to the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities and we do not expect our independent directors to present investment and business opportunities to us. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, each of our officers has agreed, until the earliest of a business combination, our liquidation, or such time as he ceases to be an officer, to present to our company for our consideration, prior to presentation to any other entity, any business opportunities to acquire an operating business he reasonably believes are suitable opportunities for our company, subject to any pre-existing fiduciary or contractual obligations he might have. We have not established any procedures to ensure that our officers observe these requirements.

James N. Hauslein is an independent director of Liberty Acquisition Holdings Corp. (AMEX: LIA), a general purpose blank check company that raised approximately $1 billion in its December 2007 initial public offering. Liberty has specifically stated that it does not expect its independent directors to present investment and business opportunities to it. Mr. Hauslein is also an independent director of GLG Partners (NYSE: GLG), the largest alternative asset manager in Europe, which recently completed a business combination with Freedom Acquisition Holdings, a $528 million general purpose blank check company. While GLG Partners may seek acquisition candidates in the future, they do not have a publicly announced acquisition strategy and we do not believe that the potential conflict of interest with GLG Partners will cause undue difficulty in finding acquisition opportunities for us given the specialized nature of GLG Partners’ business.

In addition, James N. Hauslein has a pre-existing fiduciary obligation to Promethean India plc, as he is a director of such entity. Additionally, Gaurav V. Burman has a pre-existing fiduciary obligation to Promethean Investments, as he is a partner of such entity. Accordingly, due to these affiliations, each may have a fiduciary obligation to present potential business opportunities to such entities in addition to presenting them to us, which could cause additional conflicts of interest. Messrs. Hauslein and Burman, as well as certain of our other directors and officers, also serve on the board of directors of several small, privately held business that we do not believe will create conflicts of interest with respect to finding acquisition opportunities for us.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity that is affiliated with any of our existing stockholders, including an entity that is either a portfolio company of, or has otherwise received a financial investment from, Promethean or another private equity or investment banking firm (or an affiliate thereof) that is affiliated with our management, unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view. We currently do not anticipate entering into a business combination with an entity affiliated with any of our existing stockholders. We will also not acquire an entity with which our management or Promethean, through their other business activities, had acquisition or investment discussions prior to the consummation of this offering. Furthermore, in no event will any of our existing officers, directors, stockholders, or special advisors, or any entity with which they are affiliated (including Promethean), be paid, from us or a target business, any finder’s fee, consulting fee, or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination (regardless of the type of transaction).

Promethean has agreed that it will provide us a right of first refusal with respect to any potential investment opportunity except (i) any investment in an entity incorporated or formed in the United Kingdom which does not exceed $100 million of equity by Promethean or (ii) any investment in an entity incorporated or formed in India which does not exceed $50 million of equity by Promethean India. However, we may have an interest in a transaction below these thresholds, and Promethean would not be obligated to present us with that transaction. This right of first refusal will continue until we have made an initial investment that has been approved by our stockholders or until our liquidation, whichever is earlier.

Promethean has agreed to make investment professionals located in its offices in London, New Delhi, and Mumbai available, at no cost to us, to actively source, evaluate, and assist us in the due diligence of a target company. None of the investment professionals that are being made available to us by Promethean owe any fiduciary duty to us, and none of them is required to commit any specified amount of time to our affairs. These individuals will only help identify target companies and assist with the due diligence of the target company. We will not engage in a business combination with a company with which any such individual has had any discussions, formal or otherwise, with respect to such a transaction prior to the consummation of this offering. In no event will Promethean be paid, from us or a target business, any finder’s fee, consulting fee, or other compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction).

As indicated above, we do not expect our independent directors to present us with any investment or business opportunities, as those directors may have pre-existing fiduciary obligations to other entities. Our independent directors are Rohit M. Desai, Robert A. Knox, and Raj Mishra.

Mr. Desai is the Chairman, President, and Chief Executive Officer of Desai Capital Management Incorporated (“DCMI”), a New York-based private equity investment firm. We have been advised that DCMI is no longer participating in new investment opportunities, but we have no assurance that this situation will not change in the future or that Mr. Desai will not become involved with other private equity investments. Mr. Desai also serves on the board of directors of Finlay Enterprises, Inc., a retailer of fine jewelry, and on the advisory board of Burgundy Asset Management Ltd., a Canadian investment advisory firm providing discretionary investment management to private individuals, charitable foundations, and select institutional investors. Mr. Desai does not owe any fiduciary duties to Burgundy Asset Management and is under no obligation to present any investment or acquisition opportunities to Burgundy Asset Management.

Mr. Knox is a senior managing director of Cornerstone Equity Investors, a New York-based private equity firm that he co-founded. Cornerstone Equity focuses on middle market leveraged buyouts of corporate divisions, closely held private companies, and small capitalization public companies in the business services, healthcare, and specialty manufacturing industries. While Cornerstone Equity’s announced transaction range is $50 - $350 million in enterprise value, its average transaction size is approximately $100 million. As a result, we do not believe that Cornerstone Equity generally invests in transactions on a scale that will be permitted by this offering. However, there can be no assurance that Cornerstone will not pursue such a transaction in the future. Mr. Knox also serves on the board of directors of Health Management Associates (NYSE:HMA), a $1.6 billion market capitalization company that operates general acute care hospitals in the southeastern and southwestern United States.

Mr. Mishra is the founder and Chief Investment Officer of Indea Capital, a $750 million India-dedicated investment management firm. We have been informed that Indea Capital does not intend to acquire majority or greater equity positions in a company and has only made minority investments to date. While Indea Capital’s investment strategy does not appear to conflict with the business combination goals of our company, there can be no assurance that Indea Capital will not change its investment strategy in the future.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers, directors, and special advisors, have agreed to vote their respective initial shares in accordance with the vote of the majority of the public stockholders voting with respect to the business combination. In addition, they have agreed to waive their respective rights to participate in any liquidating distribution with respect to those shares of common stock acquired by them prior to this offering. Any common stock acquired by existing stockholders in this offering or in the aftermarket will be considered part of the holdings of the public stockholders. Except with respect to the conversion rights afforded to public stockholders, these existing stockholders will have the same rights as other public stockholders with respect to such shares, including voting rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination in any way they choose.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of January 22, 2008 and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming none of the individuals listed purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all of our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the founders’ warrants as these warrants are not exercisable within 60 days of the date of this prospectus.

	Number of Shares	Percentage of Common Stock
Name and Address of	of Common Stock	Beneficially Owned
Beneficial Owner(1)	Beneficially Owned (2)	Before Offering	After Offering (2)

Officers and Directors:
James N. Hauslein(3)	2,373,914	47.5%	9.5%
Gaurav V. Burman(4)	1,015,353	20.3%	4.1%
Rohit M. Desai(5)	25,000	*	*
Robert A. Knox	25,000	*	*
Raj Mishra	25,000	*	*
All officers and directors as a group (5 individuals)	3,464,267	69.3%	13.9%
5% Stockholders:
Michael T. Biddulph(6)	952,853	19.1%	3.8%
Michael W. Burt(6)	952,853	19.1%	3.8%
Sir Peter Burt(6)	952,853	19.1%	3.8%

*	Less than 1%.

(1)	The business address of each of the beneficial owners is c/o Hauslein & Company, Inc., 11450 SE Dixie Highway, Suite 206, Hobe Sound, Florida 33455.

(2)	Assumes no exercise of the over-allotment option and, therefore, the forfeiture of an aggregate of 750,000 shares of common stock held by our initial stockholders.

(3)	Includes 17,391 shares held by the Diane G. Hauslein Trust, of which Mr. Hauslein is the trustee.

(4)	Represents 500,000 shares held by Promethean plc, of which Mr. Burman is an officer, and 515,353 shares held by Elephant North America Limited, a holding company beneficially owned by Mr. Burman.

(5)	All such shares are held by the Irrevocable Trust #1 for Descendants of Rohit Desai, of which Mr. Desai’s wife is the trustee.

(6)	Includes 500,000 shares held by Promethean plc, of which the indicated person is an officer. Each such individual’s shares are held by Harbour Ltd. as nominee and each such individual has sole voting and dispositive power over all of such individual’s shares.

Immediately after this offering, our existing stockholders, which includes all of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock (assuming none of them purchase any units offered by this prospectus). None of our existing stockholders, officers, or directors has indicated to us that he intends to purchase our units in the offering. Because of the ownership block held by our existing stockholders, such individuals may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of our initial business combination.

If the underwriters do not exercise all or a portion of the over-allotment option, our initial stockholders will be required to forfeit up to an aggregate of 750,000 shares of common stock. Our initial stockholders will be required to forfeit only a number of shares necessary to maintain their collective 20% ownership interest in our common stock after giving effect to the offering and the exercise, if any, of the underwriters’ over-allotment option.

If the underwriters determine the size of the offering should be increased, a stock dividend would be effectuated in order to maintain our existing stockholders’ ownership at the same percentage of the number of shares to be sold in this offering.

All of the initial shares outstanding prior to the date of this prospectus will be placed in escrow with American Stock Transfer & Trust Company, as escrow agent, until one year after the consummation of our initial business combination. The initial shares may be released from escrow earlier than such date if, within the first year after we consummate a business combination:

•	the last sales price of our common stock equals or exceeds $18.00 per share (as adjusted for any stock splits) for any 20 trading days within any 30-trading-day period; or

•	we consummate a subsequent liquidation, merger, stock exchange, or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) by an entity holding initial shares to persons controlling, controlled by, or under common control with such entity, or to any stockholder, member, partner, or limited partner of such entity, (ii) to relatives and trusts for estate planning purposes, or (iii) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. A transferee of the initial shares outstanding prior to the date of the prospectus would not receive any portion of the liquidation proceeds in the event of a liquidation. Transferees will be required to execute and will be bound by the same agreements as the initial stockholders. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidating proceeds with respect to their initial shares.

James N. Hauslein, Gaurav V. Burman, Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Promethean plc have committed to purchase, using their own funds personally or through wholly owned entities, the insider warrants (for a total purchase price of $5,800,000) from us. These purchases will take place on a private placement basis simultaneously with the consummation of this offering. The insider warrants will be identical to warrants underlying the units being offered by this prospectus except that the insider warrants (i) may be exercised whether or not a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current, and (ii) will not be redeemable by us so long as they are still held by the purchasers. The purchasers have agreed that the insider warrants will not be sold or transferred by them (except to employees of Promethean Investments LLP or to our directors or special advisors at the same cost per warrant originally paid by them and upon execution of an agreement to be bound by the 90-day lock-up) until 90 days after the consummation of our initial business combination.

Messrs. Hauslein and Burman are our “promoters,” as that term is defined under the Federal securities laws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In September 2007, we sold 5,750,000 shares of our common stock to the individuals set forth below for $23,000 in cash, or $0.004 per share, as follows:

Name	Number of Shares	Relationship to Us

James N. Hauslein(1)	2,730,001	Chairman of the Board, Chief Executive Officer, and Treasurer
Gaurav V. Burman(2)	592,656	President, Secretary, and Director
Rohit M. Desai(3)	28,750	Director
Robert A. Knox	28,750	Director
Raj Mishra	28,750	Director
John A. Berg(4)	20,000	Special Advisor
Mohit Burman	20,000	Special Advisor
Sir Peter Burt(5)	520,781	Special Advisor
Robert C. Grayson	20,000	Special Advisor
George L. Pita	143,750	Special Advisor
Promethean plc	575,000	Stockholder
Michael T. Biddulph(5)	520,781	Promethean Partner
Michael W. Burt(5)	520,781	Promethean Partner

(1)	Includes 20,000 shares held by the Diane G. Hauslein Trust, of which Mr. Hauslein is the trustee.

(2)	All such shares are held by Elephant North America Limited, a holding company beneficially owned by Mr. Burman.

(3)	All such shares are held by the Irrevocable Trust #1 for Descendants of Rohit Desai, of which Mr. Desai’s wife is the trustee.

(4)	All such shares are held by the Berg 2005 Irrevocable Trust, of which Mr. Berg is the trustee.

(5)	All such shares are held by Harbour Ltd. as nominee and Messrs. Burt, Biddulph, and Burt have sole voting and dispositive power over their respective shares.

If the underwriters do not exercise all or a portion of their over-allotment option, our initial stockholders have agreed to forfeit up to an aggregate of 750,000 shares of common stock in proportion to the portion of the over-allotment option that was not exercised. If such shares are forfeited, we would record the aggregate fair market value of the shares forfeited and reacquired to treasury stock and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the shares of common stock forfeited and the price paid to us for such forfeited shares (which would be an aggregate total of approximately $3,000 for all 750,000 shares). Upon receipt, such forfeited shares would then be immediately cancelled, which would result in the retirement of the treasury stock and a corresponding charge to additional paid-in capital.

If the underwriters determine the size of the offering should be further increased or decreased, a stock dividend or a contribution back to capital, as applicable, would be effectuated in order to maintain our existing stockholders’ ownership at a percentage of the number of shares to be sold in this offering.

Certain holders of these shares will be entitled to make up to a total of two demands that we register their shares pursuant to an agreement to be signed prior to or on the date of this prospectus. These holders may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, our initial stockholders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

James N. Hauslein, Gaurav V. Burman, Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Promethean plc, have committed, pursuant to written subscription agreements with us, Lazard Capital Markets, and Morgan Stanley, to purchase, using their own funds personally or through wholly owned entities, the 5,800,000 insider warrants (for a total purchase price of $5,800,000) from us. These purchases will take place on a private placement basis simultaneously with the consummation of this offering. The purchase price for the insider warrants will be delivered to American Stock Transfer & Trust Company, who will also be acting solely as escrow agent in connection with the private sale of insider warrants, at least 24 hours prior to the date of this prospectus to hold in an account until we consummate this offering. American Stock Transfer & Trust Company will deposit the purchase price into the trust account simultaneously with the consummation of the offering. The insider warrants will be identical to the warrants underlying the units being offered by this prospectus except that the insider warrants (i) may be exercised whether or not a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current, and (ii) will not be redeemable by us so long as they are still held by the purchasers or their affiliates. The purchasers have agreed that the insider warrants will not be sold or transferred by them (except to employees of Promethean Investments LLP or to our directors or special advisors at the same cost per warrant originally paid by them and upon execution of an agreement to be bound by the 90-day lock-up) until 90 days after the consummation of our business combination. Certain holders of these insider warrants (or underlying shares) will be entitled to demand that we register these securities pursuant to an agreement to be signed prior to or on the date of this prospectus. These holders may elect to exercise these registration rights with respect to such securities at any time after we consummate a business combination. In addition, these holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

Hauslein & Company, an affiliate of James N. Hauslein, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us certain administrative, technology, and secretarial services, as well as the use of certain limited office space, as we may require from time to time. We have agreed to pay Hauslein & Company $10,000 per month for these services. Accordingly, James N. Hauslein will benefit from the transaction. However, this arrangement is solely for our benefit and is not intended to provide Mr. Hauslein compensation in lieu of a salary. We believe, based on rents and fees for similar services, that the fee charged by Hauslein & Company is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.

As of the date of this prospectus, James N. Hauslein and Promethean Investments LLP have advanced to us an aggregate of $150,000 to cover expenses related to this offering. The loans will be payable, at 5% interest per year, within 60 days of the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust and from the interest on such proceeds available to us.

We will reimburse our officers and directors for any actual out-of-pocket business expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses, performing due diligence on potential business combinations, and travel expenses, meals, and lodging incurred in visiting potential target businesses. There is no limit on the amount of actual out-of-pocket expenses that could be incurred.

Other than the $10,000 per month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees, or other similar compensation, will be paid to any of our existing stockholders, officers, directors, or special advisors, or to any of their respective affiliates, prior to, or with respect to the consummation of, a business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 300,000,000 shares of common stock, par value $.001 per share and 100,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, 5,750,000 shares of common stock are outstanding, held by 14 stockholders of record. No shares of preferred stock are currently outstanding. The following description of our capital stock is intended to be a summary and does not describe all provisions of our certificate of incorporation or bylaws or Delaware law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless Lazard Capital Markets and Morgan Stanley inform us of their decision to allow earlier separate trading, provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K that includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K that includes this audited balance sheet promptly upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in the Form 8-K, an amendment thereto, or in a subsequent Form 8-K information indicating if Lazard Capital Markets and Morgan Stanley have allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus.

The units will continue to trade along with the common stock and warrants after the units are separated. Holders will need to have their brokers contact our transfer agent in order to separate the units into common stock and warrants.

Common Stock

Our stockholders of record are entitled to one vote for each share of common stock held on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of our common stock voted by our public stockholders. This voting arrangement will not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers, or directors. Our existing stockholders, officers, and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 30% of the shares sold in this offering both exercise their conversion rights discussed below and vote against the business combination.

Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our amended and restated certificate of incorporation, if we do not consummate a business combination by January 23, 2010, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, including any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to their initial shares.

Our stockholders have no conversion, preemptive, or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against a business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 100,000,000 shares of blank check preferred stock with such designations, rights, and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying, or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $7.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	one year from the date of this prospectus.

However, the warrants will be exercisable only if a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current. The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time. The warrants may be exercised on a “cashless basis.” If a holder elects to exercise its warrants on a cashless basis, the holder will pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “exercise fair market value” (defined below) by (y) the exercise fair market value. The “exercise fair market value” is the average reported last sale price of the common stock for the five trading days commencing on the day after notice of exercise of the warrant is received by us.

We may call the warrants for redemption (excluding any insider warrants held by James N. Hauslein, Gaurav V. Burman, Sir Peter Burt, Michael T. Biddulph, Michael W. Burt, and Promethean plc), without the prior consent of the underwriters,

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the notice of redemption to warrant holders, provided that the shares of common stock underlying the warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for redemption.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “redemption fair market value” (defined below) by (y) the redemption fair market value. The “redemption fair market value” is the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. The right to exercise will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price that is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing common stock price and the warrant exercise price so that if the stock price declines as a result of our redemption call, the redemption will not cause the stock price to drop below the exercise price of the warrants.

We have agreed that the insider warrants will not be redeemable by us so long as they are held by the initial purchasers or their affiliates. The reason that we have agreed to this is because it is not known at this time whether they will be affiliated with us following a business combination. If they are, their ability to sell our securities in the open market will be significantly limited. If they remain insiders, we will have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time, an insider cannot trade in our securities if he is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis and restricting our ability to redeem such warrants is appropriate.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Certain Anti-takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Delaware Law

Upon the closing of this offering, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or owned within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation provides that our stockholders will not be able to take any action by written consent subsequent to the consummation of this offering, but will only be able to take action at duly called annual or special meetings of stockholders. Our bylaws further provide that special meetings of our stockholders may be only called by our board of directors with a majority vote of our board of directors, by our chief executive officer, or by our chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the first annual meeting of stockholders after the closing of this offering, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Limitations on Liability and Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide, in general, that we shall indemnify, to the fullest extent permitted by law, any and all persons whom we shall have the power to indemnify under those provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by those provisions. Our certificate of incorporation and bylaws also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or which they may be lawfully granted.

In connection with this offering, we are entering into indemnification agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. We expect to enter into a similar agreement with any new directors or executive officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against the directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the D&O insurance we are obtaining in connection with this offering, and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, or controlling persons pursuant to the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

American Stock Exchange Listing

There is presently no public market for our units, common stock, or warrants. Our units have been approved for listing on the American Stock Exchange under the symbol AXG.U. Once the securities comprising the units begin separate trading, we anticipate that the common stock and warrants will be listed on the American Stock Exchange under the symbols AXG and AXG.WS, respectively.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company. The transfer agent’s address is 59 Maiden Lane, New York, New York 10038 and its telephone number is (877) 777-0800.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately after this offering, we will have 25,000,000 shares of common stock outstanding, or 28,750,000 shares if the over-allotment option is exercised in full. Of these shares, the 20,000,000 shares sold in this offering, or 23,000,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares would be eligible for sale under Rule 144 prior to September 19, 2008. However, as described below, the Securities and Exchange Commission has taken the position that these securities would not be eligible for transfer under Rule 144. Furthermore, all of those shares have been placed in escrow and will not be transferable for a period of one year from the consummation of our initial business combination and will be released prior to that date only if, following a business combination, (i) the last sales price of our common stock equals or exceeds $18.00 per share (as adjusted for any stock splits) for any 20 trading days within any 30-trading-day period or (ii) we consummate a subsequent liquidation, merger, stock exchange, or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 250,000 shares immediately after this offering (or 287,500 if the over-allotment option is exercised in full); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, act as “underwriters” under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our initial shares issued and outstanding on the date of this prospectus, as well as the holders of the insider warrants (and underlying shares), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. Certain holders of these securities are entitled to make up to a total of two demands that we register such securities. The holders can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. Certain holders of the insider warrants (or underlying shares) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

This is a general summary of certain U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our units if you are a beneficial owner other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if either (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election under applicable Treasury regulations to be treated as a U.S. person; or

•	if you are otherwise subject to U.S. federal income taxation on a net income tax basis in respect of the units.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” or a company that accumulates earnings to avoid United States federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities or former United States citizen or resident). This summary does not discuss any aspect of state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

If a partnership holds our units, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-UNITED STATES HOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR SECURITIES.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of common stock.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the U.S. (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a

“branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale or Other Disposition of Units, Common Stock, and Warrants

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your units or their component securities (e.g., the common stock and the warrants) unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•	you are an individual, you hold your units, common stock or warrants as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition of your holding period for your units, common stock or warrants, more than 5% of our common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. federal income tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your units, common stock or warrants outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your units, common stock or warrants through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-U.S. person or you are an exempt recipient. Information reporting also would apply if you sell your units, common stock, or warrants through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

Any amounts withheld with respect to your securities under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

Securities owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Legislation enacted in 2001 reduces the maximum federal estate tax rate over an 8-year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a holder will not be required to recognize taxable gain or loss upon exercise of a warrant. The holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the holder’s initial investment in the warrant (i.e., the portion of the holder’s purchase price for a unit that is allocated to the warrant) and the exercise price (i.e., $7.00 per share of our common stock, subject to adjustment as described in this prospectus). The holder’s holding period for the share of our common stock received upon exercise of the warrant will begin on the date following the date of exercise of the warrant and will not include the period during which the holder held the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain recognition event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a holder’s basis in the common stock received would equal the holder’s basis in the warrant. If the cashless exercise were treated as not being a gain recognition event, a holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. Under this characterization, as a non-U.S. holder, generally you would not be subject to U.S. federal income tax on any such gain realized, subject to the discussion above in “Sale or other Disposition of Units, Common Stock, and Warrants.” In such event, a holder could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. The holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to pay the exercise price and the holder’s tax basis in such warrants deemed surrendered. In this case, a holder’s tax basis in the common stock received would equal the sum of the fair market value of the warrants deemed surrendered to pay the exercise price and the holder’s tax basis in the warrants exercised. A holder’s holding period for the common stock would commence on the date following the date of exercise of the warrant.

DUE TO THE ABSENCE OF AUTHORITY ON THE U.S. FEDERAL INCOME TAX TREATMENT OF A CASHLESS EXERCISE, THERE CAN BE NO ASSURANCE WHICH, IF ANY, OF THE ALTERNATIVE TAX CONSEQUENCES AND HOLDING PERIODS DESCRIBED ABOVE WOULD BE ADOPTED BY THE IRS OR A COURT OF LAW. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF A CASHLESS EXERCISE.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Lazard Capital Markets and Morgan Stanley are acting as representatives, has individually agreed to purchase on a firm commitment basis, the number of units set forth opposite their respective name below:

Underwriters	Number of Units

Lazard Capital Markets LLC	10,000,000
Morgan Stanley & Co. Incorporated	10,000,000

Total	20,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Pricing of Securities

We have been advised by the representatives that the underwriters propose to offer the units to the public at the offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.15 per unit.

At our request, the underwriters have reserved five percent of the units to be issued by the company and offered by this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates, and related persons of the company. The number of units available for sale to the general public will be reduced to the extent these individuals purchase such reserved units. Any reserved units that are not so purchased will be offered by the underwriters to the general public on the same basis as the other units offered by this prospectus.

Prior to this offering there has been no public market for any of our securities. In determining the size of the offering, our management held customary organizational meetings with representatives of the underwriters, both prior to inception of our company and thereafter, with respect to the state of the capital markets generally, and the amount the representatives believed they reasonably could raise on our behalf. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, and the insider warrants include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

Although we have not identified any specific target acquisition for a business combination, we believe, based on the experience of our directors, especially Mr. Hauslein, across an array of industries, that there should be opportunities to effect a business combination within a range of values that an offering of $200,000,000 and proceeds in the trust account of $200,000,000 would support. As noted in Mr. Hauslein’s biography in this prospectus, Mr. Hauslein has experience managing companies of a significant size and scale, and making significant and numerous acquisitions over time. As such, we believe that we could add the most significant value to investors if we seek acquisition targets that an offering of $200,000,000 and proceeds in the trust account of $200,000,000 would support.

However, although the above factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have granted to the representatives of the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 3,000,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover a net syndicate short position resulting from the initial distribution. The representatives of the underwriters may exercise the over-allotment option if the underwriters sell more units than the total number set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters, and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the representatives of the underwriters of the over-allotment option.

	Per Unit	Without Option	With Option

Public offering price	$10.00	$200,000,000	$230,000,000
Discount(1)	0.70	14,000,000	16,100,000

Proceeds before expenses(2)	$9.30	$186,000,000	$213,900,000

(1)	$8,955,000 (or $10,298,250 if the over-allotment option is exercised in full) of the underwriting discounts will not be payable unless and until we complete a business combination. The underwriters have waived their right to receive such payment upon our liquidation if we are unable to complete a business combination.

(2)	The offering expenses are estimated at $605,000.

No discounts or commissions will be paid on the sale of the insider warrants.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets and will receive a referral fee from Lazard Capital Markets in connection therewith.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our units before the distribution of the units is completed. The distribution of our units in this offering will be completed when all the units have been distributed, all selling efforts have been completed, and any stabilization arrangements and trading restrictions in connection with the distribution have been terminated. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of preventing or retarding a decline in the price of our units, as long as stabilizing bids do not exceed the offering price of $10.00.

•	Over-Allotments and Syndicate Covering Transactions. The underwriters may create a short position in our units by selling more of our units than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representatives may engage in syndicate covering transactions by purchasing our units in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representatives may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of our securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of our securities if it discourages resales of our securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may occur on the American Stock Exchange, in the over-the-counter market, or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intention to do so, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s-length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date that is 90 days after the date of this prospectus, unless the Financial Industry Regulatory Authority, Inc. determines that such payment would not be deemed underwriters’ compensation in connection with this offering.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of Lazard Capital Markets and Morgan Stanley has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of units to the public in that Member State, except that it may, with effect from and including such date, make an offer of units to the public in that Member State:

(a)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of units to the public” in relation to any units in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the units to be offered so as to enable an investor to decide to purchase or subscribe for the units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each of Lazard Capital Markets and Morgan Stanley has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the units in circumstances in which

Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any units in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the securities in this offering will be passed upon for us by Greenberg Traurig, LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom, LLP, Los Angeles, California, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements are included in reliance upon their report given upon the authority of Rothstein, Kass & Company, P.C. as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to our company and the securities offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

Anyone may inspect a copy of the registration statement without charge at the public reference facility maintained by the SEC in Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Atlas Acquisition Holdings Corp.

We have audited the accompanying balance sheet of Atlas Acquisition Holdings Corp. (a corporation in the development stage) (the “Company”) as of September 24, 2007 and the related statements of operations, stockholders’ equity and cash flows for the period September 6, 2007 (date of inception) to September 24, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlas Acquisition Holdings Corp. (a corporation in the development stage) as of September 24, 2007, and the results of its operations and its cash flows for the period September 6, 2007 (date of inception) to September 24, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
September 27, 2007

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

BALANCE SHEET

September 24, 2007

ASSETS
CURRENT ASSETS:
Cash	$173,000

Total current assets	173,000
Deferred registration costs	62,500

TOTAL ASSETS	$235,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued registration costs	$62,500
Accrued expenses	2,500
Notes payable to initial stockholders including related interest	150,104

Total current liabilities	215,104

COMMITMENTS
STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued	—
Common stock, par value $.001 per share, 10,000,000 shares authorized, 5,750,000 shares issued and outstanding	5,750
Additional paid-in capital	17,250
Deficit accumulated in the development stage	(2,604)

TOTAL STOCKHOLDERS’ EQUITY	20,396

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$235,500

The accompanying notes are an integral part of these financial statements.

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

STATEMENT OF OPERATIONS

For the period September 6, 2007
(date of inception)
to
September 24, 2007

Revenue	$—
Formation and operating costs	2,500
Interest expense	104

Loss before provision for income taxes	(2,604)
Provision for income taxes	—

Net loss for the period	$(2,604)

Weighted average number of common shares outstanding, basic and diluted	5,750,000

Net loss per common share, basic and diluted	$(0.00)

The accompanying notes are an integral part of these financial statements.

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY
For the period September 6, 2007 (date of inception) to September 24, 2007

				Deficit	Total
	Common stock		Additional	Accumulated in the	Stockholders’
	Shares	Amount	Paid-In Capital	Development Stage	Equity

Balance, September 6, 2007 (date of inception)	—	$—	$—	$—	$—
Issuance of Common Stock at $0.004 per share to initial stockholders	5,750,000	5,750	17,250	—	23,000
Net loss for the period	—	—	—	(2,604)	(2,604)

Balance, September 24, 2007	5,750,000	$5,750	$17,250	$(2,604)	$20,396

The accompanying notes are an integral part of these financial statements.

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

For the period
September 6, 2007
(date of inception)
to
September 24, 2007

Cash flows from operating activities:
Net loss	$(2,604)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	2,500
Accrued interest	104

Net cash used in operating activities	—

Cash flows from financing activities:
Proceeds from issuance of common stock to initial stockholders	23,000
Proceeds from notes payable issued	150,000

Net cash provided by financing activities	173,000

Net increase in cash	173,000
Cash:
Beginning of period	—

End of period	$173,000

Supplementary schedule of cash flow information:
Non-cash financing activities:
Accrued registration costs	$62,500

The accompanying notes are an integral part of these financial statements.

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 —	Discussion of the Company’s Activities and Proposed Offering

Organization and activities – Atlas Acquisition Holdings Corp. (a corporation in the development stage) (the “Company”) was incorporated on September 6, 2007 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an unidentified operating business (“Business Combination”). The Company’s efforts in identifying a prospective target business (a “Target Business”) will not be limited to a particular industry segment. All activity from September 6, 2007 (date of inception) through September 24, 2007 was related to the Company’s formation and capital raising activities. The Company has selected December 31 as its fiscal year end.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises.” The Company is subject to the risks associated with activities of development stage companies.

The Company intends to raise $200,000,000 in a public offering of its securities in which it would propose to issue 20,000,000 Units (the “Units” or a “Unit”) (plus up to an additional 3,000,000 Units solely to cover over-allotments, if any) (“Proposed Offering”). Each Unit will consist of one share of the Company’s common stock and one warrant (a “Warrant”). The Company’s management has broad discretion with respect to the specific application of the proceeds of this Proposed Offering of Units, although the Company intends to apply substantially all of the net proceeds of the Proposed Offering toward consummating a Business Combination. However, there is no assurance that the Company will be able to successfully effect a Business Combination.

Upon the closing of the Proposed Offering, management anticipates that approximately $198,045,000, (assuming no exercise of the underwriters’ over-allotment option) or ($9.90 per Unit), which includes the private placement funds sold in the Proposed Offering, will be held in a trust account (“Trust Account”) at Bank of America and maintained by American Stock Transfer and Trust Company acting as trustee. The money will be invested in permitted United States government securities, of which $7,000,000 or $0.35 per Unit will be paid to the underwriters only upon the consummation of a Business Combination. The placing of funds in the Trust Account may not protect those funds from third-party claims against the Company. Although the Company will seek to have all vendors, prospective acquisition targets or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Approximately $3,500,000 of after tax interest earned on the monies held in the Trust Account and $150,000 of net proceeds not held in trust at the close of the Proposed Offering may be used to pay for due diligence of prospective Target Businesses, legal and accounting fees relating to Securities and Exchange Commission (“SEC”) reporting obligations and working capital to cover miscellaneous expenses, director and officer insurance and reserves.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the public stockholders of the Company. Stockholders that vote against such proposed Business Combination and exercise their conversion rights are, under certain conditions described below, entitled to convert their shares into $9.90 per share distribution (or approximately $9.87 per share if the over-allotment option is exercised), plus any interest earned on their portion of the Trust Account but less any interest that has been released from the Trust Account (the “Conversion Right”). The Company’s stockholders prior to the Proposed Offering (the “Initial Stockholders”), have agreed to vote their 5,750,000 founding shares of common stock in accordance with the manner in which the majority of the shares of common stock offered in the Proposed Offering are voted by the Company’s public stockholders (the “Public Stockholders”) with respect to a Business Combination. In the event that a majority of the outstanding shares of common stock voted by the Company’s public stockholders vote for the approval of the Business

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1 —	Discussion of the Company’s Activities and Proposed Offering – (continued)

Combination and holders owning 30% or more of the outstanding common stock do not vote against the Business Combination and do not exercise their Conversion Rights, the Business Combination may then be consummated.

If the Company has not completed a Business Combination within 24 months from the date of the Proposed Offering, (the “Target Business Combination Period”), the Company will dissolve and distribute to its Public Stockholders, in proportion to their respective equity interests, the amount held in the Trust Account, and any remaining net assets, after the distribution of the Trust Account. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than the initial public offering price per share in the Proposed Offering.

With respect to a Business Combination which is approved and consummated, any Public Stockholders who voted against the Business Combination and exercised their Conversion Right will have their common shares cancelled and returned to the status of authorized but unissued shares. The share price will be $9.90 per share (or approximately $9.87 per share if the over-allotment option is exercised) cash payment (which includes $0.35 attributable to the deferred underwriting compensation) if the business combination is completed plus any interest earned on their portion of the trust account but less any interest that has been released to us to fund our working capital requirements and to pay any of our tax obligations. Accordingly, Public Stockholders holding less than 30% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination.

Note 2 —	Summary of Significant Accounting Policies

Basis of Presentation – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Development Stage – The Company is in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting for Development Stage Enterprises”. To date, the Company has not generated revenues and has devoted its efforts to various start-up activities including development and capital raising.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Net Loss Per Share – The Company complies with SFAS No. 128, “Earnings per Share”. Net loss per common share is computed based on the weighted average number of shares of common shares outstanding.

Basic loss per common share excludes dilution and is computed as net loss divided by the weighted average common shares outstanding for the period. Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. No such securities were outstanding as of September 24, 2007; as a result, diluted loss per common share is the same as basic loss per common share.

Fair Value of Financial Instruments – The fair value of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107, “Disclosures about Fair Value of Financial Instrument,” approximate their carrying amounts presented in the accompanying balance sheet at September 24, 2007.

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2 —	Summary of Significant Accounting Policies – (continued)

Use of Estimates – The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes – The Company complies with the provisions of SFAS No. 109, “Accounting for Income Taxes”. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

New Accounting Pronouncements – In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation, and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 at inception did not have a significant effect on the Company’s balance sheet or statement of operations.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 —	Deferred Registration Costs

The Company complies with the requirements of SEC Staff Accounting Bulletin (SAB) Topic 5A “Expenses of Offering”. Deferred registration costs consist principally of legal and accounting fees incurred through the balance sheet date that are related to the Proposed Offering and will be charged to additional paid in capital upon the completion of the Proposed Offering or charged to expense if the Proposed Offering is not competed.

As of September 24, 2007, the Company had incurred deferred registration costs of $62,500 relating to expenses incurred in connection to the Proposed Offering.

Note 4 —	Notes Payable to Initial Stockholders

The Company issued an aggregate of $150,000 in unsecured promissory notes to two of its initial stockholders or their affiliates on September 19, 2007 (the “Notes”). The Notes bear interest at a rate of 5% per annum and are payable in full, within 60 days following the consummation of the Proposed Offering.

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 5 —	Income Taxes

Significant components of the Company’s deferred tax assets are as follows:

As of
September 24, 2007

Net operating loss	$885
Less valuation allowance	(885)

Total	$—

The Company has recorded a full valuation allowance against its deferred tax assets because, as of September 24, 2007, it does not believe it is more likely than not that the deferred tax asset will be realized.

Note 6 —	Commitments

Administrative Fees

The Company is permitted to utilize for working capital purposes $150,000 of the proceeds of the Proposed Offering and interest earned on funds held in trust up to $3,500,000 upon consummation of the Proposed Offering. The working capital will be used to pay for director and officer liability insurance premiums and general and administrative services, including the use of office space and secretarial support, with the balance being held in reserve for other expenses, such as due diligence, legal, accounting, and other fees and expenses for structuring and negotiating business combinations, and deposits, down payments and/or funding of “no shop” provisions in connection with business combinations as well as for reimbursement of any out-of-pocket expenses incurred by the Company’s officers, directors, and special advisors in connection with activities undertaken on the Company’s behalf.

The Company has agreed to pay an affiliate of one of its sponsors $10,000 per month commencing on the effectiveness of the Proposed Offering for certain administrative, technology, and secretarial services.

Underwriting Agreement

In connection with the Proposed Offering, the Company will enter into an underwriting agreement (the “Underwriting Agreement”) with the underwriters in the Proposed Offering.

Pursuant to the Underwriting Agreement, the Company will be obligated to Lazard Capital Markets LLC and Morgan Stanley & Co. Incorporated (the “Representatives”), the representatives of the underwriters, for certain fees and expenses related to the Proposed Offering, including underwriting discounts of $14,000,000, or $16,100,000 if the underwriters’ over-allotment option is exercised in full. The Company and the Representatives have agreed that payment of $7,000,000 or $8,050,000 if the underwriters’ over-allotment option is exercised in full, of the underwriting discounts will be paid upon closing of the Proposed Offering. The Company and the Representatives have agreed that payment of the underwriting discount of $7,000,000 or $8,050,000 if the underwriters’ over-allotment option is exercised in full, will be deferred and paid upon consummation of a Business Combination.

Initial Stockholders

Upon the Company’s formation, a total of 5,750,000 shares of the Company’s common stock were sold to the executive officers and directors of the Company and to certain others at a price of $0.004 per share for an aggregate of $23,000.

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6 —	Commitments – (continued)

An aggregate of 750,000 shares of common stock sold to the executives and directors are subject to forfeiture by such stockholders if the over-allotment option is not exercised by the Representatives.

On or prior to the closing of the Proposed Offering, the Company will sell to several of its Initial Stockholders 5,800,000 warrants (the “Insider Warrants”) in a private placement, at a price of $1.00 per Private Warrant, for an aggregate of $5,800,000.

Pursuant to letter agreements with the Company and the Representatives in the Proposed Offering and the private placement offering, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares (but not shares purchased in the Proposed Offering or in the secondary market) in the event of the Company’s liquidation.

Note 7 —	Preferred Stock

The Company is authorized to issue 1,000,000 shares of $.001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time-to-time by the Board of Directors.

Note 8 —	Equity

Public Warrants

Each warrant sold in the Proposed Offering (“Public Warrant”) will be exercisable for one share of common stock. Except as set forth below, the Public Warrants entitle the holder to purchase shares of common stock at $7.50 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events, for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the effective date of the Proposed Offering of the Company’s securities, and ending four years from the date of the Proposed Offering. The Company has the ability to redeem the Public Warrants, in whole or in part, at a price of $.01 per Public Warrant, at any time after the Public Warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30-trading-day period ending three business days before the Company sent the notice of redemption. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Public Warrants, which will expire worthless.

Insider Warrants

The Insider Warrants are substantially identical to the Public Warrants and may not be sold or transferred, except in limited circumstances, until after the consummation of a Business Combination. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Insider Warrants, which will expire worthless.

As the proceeds from the exercise of the Public Warrants and Insider Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

ATLAS ACQUISITION HOLDINGS CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 8 —	Equity – (continued)

The Company does not believe that the sale of the Insider Warrants will result in the recognition of any stock-based compensation expense as the warrants are being sold at or above fair value. However, the actual fair value of the warrants and any stock-based compensation expense will be determined on the date of issuance of the warrants.

Registration Rights – Warrants

In accordance with the Warrant Agreement related to the Public Warrants and the registration rights agreement associated with the Insider Warrants (collectively the Public Warrants and Insider Warrants are the “Warrants”), the Company will only be required to use its reasonable best efforts to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and once effective to use its reasonable best efforts to maintain the effectiveness of such registration statement. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. However, with regards to the Insider Warrants, the Company may satisfy its obligation by delivering unregistered shares of common stock. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of the Public Warrants shall not be entitled to exercise. Consequently, the Warrants may expire unexercised and unredeemed. The holders of Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

Note 9 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

In January 2008, the Company amended certain terms of the Proposed Offering as follows:

•	The strike price of the warrants was reduced from $7.50 to $7.00.

•	An additional underwriting discount of approximately $1.95 million will be deferred.

•	The amount held in the Trust Account will be approximately $200 million.

Additionally, in January 2008, the Company increased the number of its authorized common shares from 10,000,000 to 300,000,000 and the number of its authorized preferred shares from 1,000,000 to 100,000,000.

Until February 18, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$200,000,000

ATLAS ACQUISITION HOLDINGS CORP.

PROSPECTUS

Lazard Capital Markets

Morgan Stanley

January 24, 2008